UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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L Brands, Inc.
(Name of Registrant as Specified In Its Charter)

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Notice of
Annual Meeting of Stockholders
and Proxy Statement
May 20, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 20, 2021: The proxy statement and annual report to stockholders are available at www.proxyvote.com.

April 8, 2021
DEAR STOCKHOLDER:
You are cordially invited to attend our 2021 annual meeting of stockholders to be held at 10:30 a.m., Eastern Time, on May 20, 2021, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is (614) 415-7585 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. We hope that you will be able to attend and participate in the meeting.
The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, please kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.
Sincerely yours,

/s/ Sarah E. Nash	/s/ Andrew M. Meslow

Sarah E. Nash	Andrew M. Meslow
Chair of the Board	Chief Executive Officer
* We are continuing to monitor the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting at the time, date and place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the Securities and Exchange Commission as additional proxy solicitation materials and posted on our website at http://www.lb.com. Please check this website in advance of the meeting date if you are planning to attend in person.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 20, 2021
April 8, 2021
TO THE STOCKHOLDERS OF L BRANDS, INC.:
We are pleased to invite you to attend our 2021 annual meeting of stockholders to be held at 10:30 a.m., Eastern Time, on May 20, 2021, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. At the 2021 annual meeting of stockholders, you will vote on the following items of business:
•	Elect the ten nominees proposed by the Board of Directors as directors.
•	Ratify the appointment of our independent registered public accountants.
•	Hold an advisory vote to approve named executive officer compensation.
•	Vote on the stockholder proposal regarding stockholder action by written consent, if properly presented at the meeting.
•	Transact such other business as may properly come before the meeting.
Stockholders of record at the close of business on March 26, 2021 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.
By Order of the Board of Directors,

/s/ Sarah E. Nash

Sarah E. Nash
Chair of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The Board of Directors (the “Board”) is soliciting your proxy to vote at our 2021 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” “L Brands” and the “Company” refer to L Brands, Inc.
We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 9, 2021 to all stockholders entitled to vote. The Company’s 2020 Annual Report on Form 10-K (the “2020 10-K”), which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.
Date, Time and Place of Meeting
Date:	May 20, 2021
Time:	10:30 a.m., Eastern Time
Place:	Three Limited Parkway, Columbus, Ohio 43230
Attending the Meeting
Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet.
Although we are hosting an in-person annual meeting, due to the public health impact of the COVID-19 pandemic, and to support the health and well-being of our stockholders, associates and communities, attendees will be expected to comply with important health and safety protocols as recommended by the Centers for Disease Control and Prevention, including: wearing an appropriate face covering at all times while on the meeting premises, hand washing and/or applying hand sanitizer upon arrival and practicing social distancing by maintaining at least a six-feet distance from other attendees.
You should not attend if you feel unwell or if you have been exposed to COVID-19. Any person in attendance who exhibits cold or flu-like symptoms or who has been exposed to COVID-19 may be asked to leave the premises for the protection of the other attendees. We reserve the right to take any additional precautionary measures deemed appropriate in relation to the meeting and access to meeting premises, and may ask attendees to leave the meeting if they are not following our procedures.
Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or videotaping equipment are not allowed.
We are continuing to monitor the public health and travel concerns relating to COVID-19 and the related recommendations and protocols issued by federal, state and local governments. In the event that it is not possible or advisable to hold our annual meeting at the time, date and place as originally planned, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication or adjourning or postponing the meeting. Any such change, including details on how to participate in a remote meeting, would be announced in advance via press release, a copy of which would be filed with the Securities and Exchange Commission (the “Commission”) as additional proxy solicitation materials and posted on our website at http://www.lb.com. Please check this website in advance of the meeting date if you are planning to attend in person.
Shares Entitled to Vote
Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, March 26, 2021. As of the record date, there were 278,897,853 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.
Voting Your Shares
Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.
The enclosed proxy card indicates the number of shares that you own.
Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:
•	“FOR” the election of the Board’s ten nominees for director (as described on page 5);
•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 16);
•	“FOR” the advisory vote to approve named executive officer compensation (as described on page 17); and
•	“AGAINST” the stockholder proposal regarding stockholder action by written consent (as described on page 19).
If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “—Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.
Certain stockholders received a Notice containing instructions on how to access this proxy statement and our 2020 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.
Revoking Your Proxy
You may revoke your proxy by:
•	submitting a later dated proxy (including a proxy via telephone or the Internet);
•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or
•	voting in person at the meeting.
Voting in Person
If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on March 26, 2021, the record date for voting, as well as a proxy, executed in your favor, from the nominee.
Appointing Your Own Proxy
If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.
Quorum Requirement
A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals
•
Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” and broker non-votes will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.
•
The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Human Capital and Compensation Committee (the “HCC Committee”) will take into account the outcome of the vote when considering future executive compensation decisions.

•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or in proxy and voting thereon.
Impact of Abstentions and Broker Non-Votes
You may “abstain” from voting for any nominee in the election of directors and on the other proposals. Abstentions with respect to the election of directors and on the other proposals will be excluded entirely from the vote and will have no effect.
In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountants, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials
We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.
If you hold Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-866-540-7095 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.
A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1: ELECTION OF DIRECTORS
The Board has nominated ten directors for election at the annual meeting. If you elect the ten nominees they will hold office for a one-year term expiring at the 2022 annual meeting or until their successors have been elected.
Director Succession
The Board believes in the necessity of ongoing Board refreshment, and rigorous self-evaluation, diversity and succession planning. We regularly engage with our stockholders and other stakeholders on Board refreshment. We have added eight new directors since 2014, seven of whom are independent directors. If all director nominees are elected to serve as our directors, six of our directors will be women, including our Chair of the Board, four of whom are ethnically diverse. Information regarding ethnic and gender diversity is based on characteristics self-identified by director nominees.
The Board has in place a robust process that will allow us to continue to refresh the Board. We want a thoughtful approach to succession planning and an orderly transition, and the Board seeks to strike a balanced approach that allows the Board to benefit from the right mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and deep insight into our business and strategies. The Company believes that an effective Board consists of individuals who possess a variety of complementary skills, a range of tenures and a diversity of perspectives. We intend to assess and implement our Board succession plan with this in mind. The Nominating & Governance Committee and the Board consider the performance, contributions, skills and experience of our Board members in the broader context of the Board’s overall composition, with a view toward constituting a Board that has the integrity, judgment, skill set, experience and other characteristics to oversee the broad set of challenges that the Company faces and evaluate management on executing the Company’s business strategy.
Corporate Governance Highlights
The Board constantly reviews evolving best practices in corporate governance and stays abreast of developments in the area of corporate governance. We have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters and environmental and social goals and initiatives. Corporate governance highlights include:
Board Oversight
•
Oversees the Company’s strategic plans, capital structure, assessment and management of enterprise risk, cybersecurity and data security policies and environmental, social and governance (“ESG”) matters.

•	Regular reviews of succession plans for the Chief Executive Officer (the “CEO”) and other senior management positions.
•	Independent Chair of the Board.
Stockholder Rights and Accountability
•	Declassified the Board in 2020 – all directors are elected annually.
•	Removed all supermajority voting requirements in our certificate of incorporation in 2020.
•
Adopted proxy access, permitting up to 20 stockholders owning 3% or more of the outstanding shares of Common Stock continuously for at least three years to nominate the greater of two directors or up to 20% of our Board and include those nominees in our proxy materials.

•	Stockholders who own at least 25% of the outstanding shares of Common Stock may call a special meeting of stockholders.
•	In uncontested director elections, directors are elected by a majority of votes cast.
•	No “poison pill” in effect.
Annual Evaluations
•	Annual Board and committee assessments enhance performance.

Environmental and Social Responsibility
•	Enterprise strategy for diversity, equity and inclusion.
•	Reduction of environmental impact through use of sustainably-managed materials and partnerships with environmentally responsible suppliers.
•	Commitment to improving the communities where we do business, including investing more than $8 million in non-profit organizations in our home office communities through the L Brands Foundation.
Director Experience, Qualifications, Attributes and Skills
We believe that our directors, as a whole, possess the right mix of qualifications, skills and experience to oversee and address the key issues facing our Company now, and the commitment to Board refreshment to ensure this moving forward. Our directors also reflect the diversity of the Company’s workforce, communities it serves, its customers and other key stakeholders.
The table below summarizes the qualifications, skills and experience of our nominees for the Board.

Qualifications, Skill, and Experience	Nominees
Consumer Technology	Knowledge of or experience with technology-enabled customer solutions	**3 nominees**
Digital Marketing	Experience in digital marketing, branding, analytics and product development	**2 nominees**
Executive Business Experience	Experience serving in an executive capacity in a public company or regulatory environment	**10 nominees**
Finance Expertise	Knowledge of or experience in capital markets, corporate finance or accounting	**9 nominees**
Governance	Experience serving on the board of a public company or developing corporate governance policies for public companies	**8 nominees**
Marketing & Consumer Insights	Experience in marketing, branding, customer analytics and customer loyalty	**6 nominees**
Operations/Supply Chain	Experience with multi-site operational management, including logistics and distribution	**3 nominees**
Public Company CEO/Senior Leadership Experience	Experience serving as a chief executive officer or similar leadership position of a public company	**5 nominees**
Retail	Experience in the retail sector or in consumer products	**3 nominees**

Set forth below is additional information about the experience and qualifications of each of the nominees for director that led the Board to conclude that he or she would provide valuable insight and guidance as a member of the Board.
Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board; alternatively, the Board may elect to reduce the size of the Board. We do not know of any nominee of the Board who would be unable to serve as a director if elected.

The Board recommends a vote FOR the election of all of the following nominees of the Board:
Nominees

Patricia S. Bellinger	Director since 2017	Age 60
Human Capital and Compensation Committee Nominating & Governance Committee
Ms. Bellinger is the Chief of Staff and Strategic Advisor to the President of Harvard University, an institution of higher education. From 2017 to 2018, she was a Senior Fellow at the Center for Public Leadership at Harvard Kennedy School, a graduate and professional school. From 2013 to 2017, she was an Adjunct Lecturer and the Executive Director at the Center for Public Leadership at the Harvard Kennedy School and from 2010 to 2013, she was the Executive Director of Executive Education at Harvard Business School, a graduate and professional school. Prior to joining Harvard Business School, Ms. Bellinger was group vice president at British Petroleum, a global energy company, from 2000 to 2007, where she oversaw leadership development and established and led British Petroleum’s global diversity and inclusion transformation. Ms. Bellinger served as a director of Pattern Energy Group Inc., a power company, from 2013 until 2018 and Paris-based Sodexo S.A., from 2005 until 2018 and as a trustee of uAspire. She also serves as a director of Paris-based Sonepar and Safran S.A. Ms. Bellinger’s nomination is supported by her extensive executive, business and leadership experience and service on several boards of directors.

Donna A. James	Director since 2003	Age 63
Audit Committee Nominating & Governance Committee
In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company, from 2003 through March 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide Mutual Insurance Company and Nationwide Financial Services from 2000 until 2003. Ms. James is a director of Boston Scientific Corporation, a developer, manufacturer and marketer of medical devices, and The Hartford Financial Services Group, Inc., an investment and insurance company. Ms. James served as a director of Marathon Petroleum Corp., a transportation fuels refiner, from 2011 to 2018, and as an advisor to the Marathon Petroleum Corp. board of directors from 2019 to 2020. Ms. James also served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006, as director of CNO Financial Group, Inc., a holding company for a group of insurance companies, from 2007 to 2011, as director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company, from 2005 to 2012 and as a director of Time Warner Cable Inc., a provider of video, data and voice services, from 2009 to 2016. Ms. James’s nomination is supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Francis A. Hondal	Director since 2021	Age 56
Ms. Hondal is President of Loyalty and Engagement at Mastercard Incorporated, a global technology company in the payments industry and has served in this position since 2018. She is also a member of Mastercard Incorporated’s management committee and leads the development of products that enable consumer experiences through loyalty, rewards and performance-based marketing services for enterprises worldwide. From 2015 to 2018, Ms. Hondal was Executive Vice President of Credit and Loyalty at Mastercard Incorporated, responsible for growing usage and preference of Mastercard branded products, and from 2011 to 2015 she was Executive Vice President of Products at Mastercard Incorporated. Ms. Hondal also spent 17 years at the American Express Company in global and regional roles within the consumer services division. Since September 2020 Ms. Hondal has served as a director of Equitable Holdings, Inc., a financial service holding company comprised of two principal franchises, Equitable and AllianceBernstein. She is also a board observer for Flybits, a Canadian contextual marketing fintech, and serves on the board of the Florida International University Foundation. Ms. Hondal’s nomination is supported by her extensive consumer marketing, finance and management experience.

Danielle Lee	Director since 2021	Age 45
Ms. Lee is the Chief Fan Officer for the National Basketball Association, Inc. where she oversees brand, creative and multiplatform fan marketing globally and is charged with elevating brand perceptions, cultural connection and fan engagement. Prior to joining the NBA in 2020, Ms. Lee served for four years as Global Vice President, Partner Solutions at Spotify Technology S.A., where she was responsible for developing go-to-market strategy and growing global revenue across music, podcasts and high-impact digital experiences. Prior to Spotify, Ms. Lee served as Global Vice President, Commercial Marketing at Vevo LLC and spent seven years at AT&T Inc. and served as Vice President of Product Marketing and Innovation for AT&T AdWorks after beginning her career at Showtime Networks Inc. Ms. Lee’s nomination is supported by her extensive experience and involvement in brand building, product innovation and strategic marketing across technology, media and entertainment.

Andrew M. Meslow	Director since 2020	Age 51
Mr. Meslow is the Chief Executive Officer of the Company. Prior to his appointment as the Chief Executive Officer of the Company in May 2020, Mr. Meslow was the Chief Executive Officer of Bath & Body Works, a subsidiary of the Company, from February 2020 to May 2020. From 2012 to February 2020, he was the Chief Operating Officer of Bath & Body Works. Mr. Meslow also served in other positions at the Company and its subsidiaries from 2003, when he joined the Company, to 2012. Mr. Meslow’s nomination is supported by his effective leadership of the Company as Chief Executive Officer of the Company, his established track record backed by strong operating, business development and execution skills and his extensive understanding of the Company’s businesses and industry.

Michael G. Morris	Director since 2012	Age 74
Human Capital and Compensation Committee (Chair) Executive Committee Audit Committee
Mr. Morris served as the Chairman of the Board of American Electric Power Company, Inc., one of the largest electric utilities in the United States, from 2012 to April 2014. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power Company, Inc. From 1997 until 2003, he served as the President, Chairman and Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. From 2013 to 2017, Mr. Morris served as a director of Spectra Energy Corp., one of North America’s leading natural gas infrastructure companies until its acquisition by Enbridge Inc. From 2017 to 2018, Mr. Morris served as director of Spectra Energy Partners GP, LLC, the general partner of Spectra Energy Partners (DE) GP, LP, the general partner of Spectra Energy Partners, LP, a master limited partnership engaged in the transmission, storage and gathering of natural gas, and the transportation and storage of crude oil, until its acquisition by Enbridge Inc., and from 2018 to 2019, Mr. Morris served as a director of PHL Group, Inc. Mr. Morris currently serves as a director of The Hartford Financial Services Group, Inc., an investment and insurance company, and as the Non-Executive Chairman of the board of directors of Alcoa Corporation, a producer of bauxite, alumina and aluminum. Mr. Morris served as a director of Alcoa Inc., a producer of aluminum, from 2008 to 2016, until Alcoa Inc.’s separation into two standalone, publicly-traded companies, Alcoa Corporation and Arconic Inc. Mr. Morris’s nomination is supported by his broad business experience and management expertise.

Sarah E. Nash	Director since 2019	Age 67
Chair of the Board Executive Committee (Chair) Nominating & Governance Committee (Chair)
Ms. Nash is the Chair of our Board. Ms. Nash is also Chair of the Board, Chief Executive Officer and majority shareholder of Novagard Solutions, an innovator and manufacturer of silicone sealants and coatings and hybrid and foam solutions for the Building Systems, Electronics, EV and Battery and Industrial and Transportation markets. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co. (and predecessor companies), a financial services firm, retiring as Vice Chairman in July 2005. She currently serves on the boards of directors of Blackbaud, Inc., a software company providing technology solutions for the not-for-profit industry, and Knoll, Inc., a designer and manufacturer of lifestyle and workplace furnishing, textiles and fine leathers, and privately held HBD Industries, Inc. and Irving Oil Company. Ms. Nash is Trustee of the New York-Presbyterian Hospital, a member of the National Board of the Smithsonian Institution and a member of Smithsonian Tropical Research Institute (STRI), Panama. Ms. Nash holds a BA in political science from Vassar College. Ms. Nash’s nomination is supported by her extensive experience in capital markets, strategic transactions, corporate governance and non-profit organizations.

Robert H. Schottenstein	Director since 2017	Age 68
Human Capital and Compensation Committee Nominating & Governance Committee
Mr. Schottenstein has been the Chairman and Chief Executive Officer of M/I Homes, Inc., one of the nation’s largest homebuilders, since 2004. From 2014 to March 2021, Mr. Schottenstein served on the board of Installed Building Products, Inc., a leading installer of insulation and complementary building products for residential new construction. He also serves on the boards of The Ohio State University Wexner Medical Center, One Columbus, The Ohio State University Foundation and is Vice Chair and serves on the Executive Committee of Harvard University’s Joint Center for Housing. Mr. Schottenstein’s nomination is supported by his management and business experience and involvement in various public policy issues.

Anne Sheehan	Director since 2019	Age 64
Audit Committee Nominating & Governance Committee
Ms. Sheehan was the Chair of the Securities and Exchange Commission’s Investor Advisory Committee from 2012 to 2020. From 2008 until 2018, Ms. Sheehan served as the Director of Corporate Governance at The California State Teachers’ Retirement System (CalSTRS), the largest educator-only pension fund in the world and the second largest pension fund in the United States. She previously served as the Chief Deputy Director for Policy at the California Department of Finance from 2004 to 2008 and as Executive Director at the California Building Industry Foundation from 2000 to 2004. Ms. Sheehan is a director of Cohn Robbins Holdings Corp., a blank check company founded for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more business entities. Ms. Sheehan is a founder of the Investor Stewardship Group, serves on the Advisory Board of the Weinberg Center for Corporate Governance at the University of Delaware, is a member of the Advisory Board of Rock Center for Corporate Governance of Stanford Law School and is a Senior Advisor at PJT Camberview. Ms. Sheehan’s nomination is supported by her extensive experience as a corporate governance professional and her senior management and leadership experience addressing complex legislative, regulatory and public finance issues.

Stephen D. Steinour	Director since 2014	Age 62
Audit Committee (Chair) Executive Committee
Mr. Steinour has been the Chairman, President & Chief Executive Officer of Huntington Bancshares Incorporated, a regional bank holding company, since 2009. From 2008 to 2009, Mr. Steinour was a Managing Partner in CrossHarbor Capital Partners, LLC, a recognized leading manager of alternative investments. Mr. Steinour was with Citizens Financial Group from 1992 to 2008, where he served in various executive roles, including President from 2005 to 2007 and Chief Executive Officer from 2007 to 2008. Mr. Steinour also serves as a supervisory board member of The Clearing House, a real-time payments platform. He previously served as a trustee of Liberty Property Trust, a real estate investment trust, from 2010 to 2014, as a director of the Federal Reserve Bank of Cleveland, from 2017 to 2019, and as a director of Exelon Corporation, a utility services holding company, from 2007 to 2020. Mr. Steinour’s nomination is supported by his executive experience, financial expertise and service on several boards of directors.

Retiring Directors
Leslie H. Wexner and Abigail S. Wexner have informed the Company that they will retire from the Board effective May 20, 2021, at the conclusion of our annual meeting. Mr. Wexner is the husband of Mrs. Wexner. We thank them for their years of exceptional contributions, dedication and distinguished service to the Company. Accordingly, the size of the Board will be reduced to 10 members immediately following the conclusion of our annual meeting and, therefore, stockholders may only cast their vote with respect to the 10 director nominees described above.
Director Independence
The Board has determined that each of the individuals nominated to serve on the Board (except for Andrew M. Meslow), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. If all director nominees are elected to serve as our directors, independent directors will constitute 90% of our Board.
In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director nominee or a member of the director nominee’s immediate family and the Company; whether within the past three years the director nominee has served as an executive officer of the Company; whether the director nominee or a member of the director nominee’s immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director nominee or a member of the director nominee’s immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director nominee or a member of the director nominee’s immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.
Board Leadership Structure; Risk Oversight; Certain Compensation Matters
Ms. Nash, an independent director, serves as the Chair of the Board.
The Board, directly and through the Audit Committee and other committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.
Among other things, the Company, including the HCC Committee, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the HCC Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.
Cybersecurity Risk
The Audit Committee has oversight of the Company’s cybersecurity and data security policies. All members of the Audit Committee are independent directors. Members of management of the Company regularly brief the Board on issues relating to information security, fraud, data security and cybersecurity risk and developments, as well as the steps management has taken to monitor and control such exposures.
Review of Strategic Plans and Capital Structure
The Board regularly reviews the Company’s strategic plans and capital structure with a view toward long-term value creation.
Board Oversight of Environmental and Social Matters
The Company is a values-based company, and we strive to operate our business according to high standards of social responsibility. The Board, with the support, as relevant, of its HCC Committee and the Nominating & Governance Committee, reviews issues of social responsibility, including diversity, equity, and inclusion, ESG and philanthropic initiatives, and the Company’s policies, practices and progress with respect to such issues. Key areas of focus and highlights include:

•
Diversity, Equity and Inclusion. Led by our Offices of Inclusion, we implemented a more robust enterprise strategy for diversity, equity and inclusion, based on the pillars of recruitment, education and development, engagement and retention, community and business. This includes the recruitment, retention and advancement of diverse talent among our Board, workforce and suppliers, that reflects the customers we serve and our communities. Specifically, we are taking the following steps:

•
Leaders, including our CEO, are engaging in conversations with individual associates and teams to listen and learn. We are committed to providing both large and small, formal and informal forums for associates to be heard.

•	We have gathered and are sharing resources to provide education, tools and insights for our associates on managing bias and being an ally.
•	As noted below, we have increased our investment in organizations that fund the fight against racism and inequality.
•
As an indication of our efforts in this area, we have scored between 95 and 100 on the Human Rights Campaign’s Corporate Equality Index every year for the past decade, with a perfect score of 100 in 2020.

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Respecting Human Rights and the Planet throughout our Supply Chain. We select suppliers based on their ability and commitment to meet our stringent standards related to safety, quality, labor and the environment. The majority of our production comes from the United States, China, Vietnam, Sri Lanka, Indonesia and India and includes many long-term strategic partners. Suppliers are audited for compliance with our supplier code of conduct, with particular emphasis on forced labor.

•	Reducing our Environmental Impact.
•
Driving toward sustainable materials. We are working to reduce our environmental impact through the use of more sustainable materials and fibers and partnerships with more environmentally responsible suppliers. For example, under the Company’s Forest Products Procurement Policy, we work with our suppliers to source packaging and products – including those containing man-made cellulosic fibers – from certified forestry operations to reduce the pressures on endangered forests. Additionally, the Company participates in global initiatives to improve cotton farming and, by the end of 2021, will procure 50% of the Company's cotton through these more sustainable sources.

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Minimizing use of hazardous chemicals. We have built a chemical management program (including supplier training) aimed at eliminating the discharge of priority chemical categories in conjunction with the manufacturing of our apparel products and have adopted the Zero Discharge of Hazardous Chemicals (ZDHC) Manufacturing Restricted Substances List (MRSL).

•
Reducing energy consumption, water use and greenhouse gas emissions. We have rolled out numerous energy-efficiency projects, such as use of LED lamps in stores, home offices and distribution centers. We also have a commitment to using efficient means of transporting our goods. Since 2006, we have been a partner in the U.S. Environmental Protection Agency’s SmartWay Transport Partnership program, which works with companies to reduce greenhouse gas emissions and air pollution from transportation of goods. And since 2009, we have been a member of the Ceres Business for Innovative Climate and Energy Policy (BICEP), an advocacy coalition of businesses committed to working with policymakers to pass meaningful energy and climate legislation. With respect to water use, we have taken steps to conserve water use in our buildings and in landscaping.

•
Supporting our Communities. In 2020, we invested more than $8 million in non-profit organizations in our home office communities through the L Brands Foundation, which included expanding our commitment to long-time community partners, the National Urban League and YWCA, by donating $1 million in 2020 to each of them (through their national and Columbus-based affiliates) to support the fight against racism and inequality.

•
Empowering and Joining our Associates in Funding Research with the Goal of Ending Cancer. In 2020, we contributed to organizations such as Pelotonia and Susan G. Komen to support cancer research. Since 2010, L Brands has raised more than $65 million for Pelotonia where 100% of every participant-raised dollar funds cancer research at The Ohio State University Comprehensive Cancer Center – James Cancer Hospital and Solove Research Institute.

•
Responding to COVID. Utilizing various COVID-19 safety measures that are designed to align with guidelines from the Centers for Disease Control and Prevention, we have taken a number of steps to protect our employees and customers, including use of temperature checks and verifications from our associates that they are symptom-free; compensation for our associates who are quarantining due to a positive COVID-19 test; providing face masks to our associates and instituting policies for use of face masks; taking steps to promote social distancing at our stores, distribution centers and customer care centers; and increasing our cleaning regimen.

Human Capital Management
The Board recognizes that attracting, developing and retaining the best people is crucial to all aspects of the Company’s activities and long-term success and has oversight of the development and implementation of our human capital management programs, including diversity and inclusion practices and initiatives, recruiting, retention and career development and progression. Among other things, the Board reviews with members of management of the Company issues relating to human capital management such as associate engagement, workforce planning and demographics, diversity and inclusion strategies and our corporate culture and in 2020 the Board adopted a new charter for the HCC Committee.
Succession Planning
The Board and its Nominating & Governance Committee have developed policies and principles governing succession planning with respect to the CEO and senior management.
Information Concerning Board Meeting Attendance
Our Board held 23 meetings in fiscal year 2020. During fiscal year 2020, all of the then-current directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).
Committees of the Board
Audit Committee
The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Mr. Steinour (Chair), Mses. James and Sheehan and Mr. Morris. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Commission for service on the Audit Committee of the Board and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.
The Report of the Audit Committee can be found on page 55 of this proxy statement. The Audit Committee held 13 meetings in fiscal year 2020.
Human Capital and Compensation Committee
The HCC Committee of the Board (i) oversees generally workforce management and development of the human capital of the Company, as well as the Company’s compensation and benefits philosophy and policies, (ii) evaluates the CEO’s compensation and sets his or her compensation, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. In 2020, the Board adopted a new charter for the HCC Committee. The current members of the HCC Committee are Mr. Morris (Chair), Ms. Bellinger and Mr. Schottenstein. The Board has determined that each of the current Human Capital and Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the HCC Committee can be found on page 50 of this proxy statement. The HCC Committee held 14 meetings in fiscal year 2020.
Nominating & Governance Committee
The Nominating & Governance Committee of the Board actively engages in the ongoing review of the composition of the Board and opportunities for Board refreshment. Based on its review, the Nominating & Governance Committee identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee also considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It is responsible for proposing a slate of candidates for election as directors at each annual meeting of stockholders. We have added eight new directors since 2014, seven of whom are independent directors, who bring a diversity of skills, attributes and perspectives to the Board. In addition to ongoing Board refreshment, we believe that a variety of director tenures is beneficial to ensure Board quality and continuity of experience, as reflected in the current composition of our Board.
The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. In assessing director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board are summarized on page 6 of this proxy statement and in the director biographies found on pages 7 through 9 of this proxy statement. Although the Nominating & Governance Committee does not use formal quantitative or similar criteria with regard to diversity in its selection process, the Company’s corporate governance principles provide that the Board will be composed of members of diverse backgrounds and, accordingly, the Committee considers the diversity of experience, background and expertise of the current directors and areas where new directors might add additional perspectives, as factors in the selection of Board nominees. If all director nominees are elected to serve as our directors, six of our directors will be women, including our Chair of the Board, four of whom are ethnically diverse. The Company will continue to require that the initial pool of candidates identified to be considered for any future Board vacancy include persons reflecting a diversity of race, ethnicity and gender. In addition, in connection with the use of a third-party search firm to identify external candidates who are qualified to serve as potential successors to the CEO, the Board will instruct such third-party search firm to take into consideration the Company’s commitment to diversity as defined above.
The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.
The Company engaged a search firm to assist the Nominating & Governance Committee in identifying and evaluating potential directors.
The Nominating & Governance Committee also develops and recommends to the Board, and regularly reviews, a set of corporate governance principles for the Company to ensure they reflect evolving best practices, monitors compliance with those principles and stays abreast of developments in the area of corporate governance. The Nominating & Governance Committee also reviews and periodically makes recommendations to the Board regarding the structure, practices, policies and activities of the Board and its committees. Each Board committee’s charter is reviewed at least annually. To ensure that the Board, Board committees and individual directors remain effective, the Nominating & Governance Committee oversees a robust annual evaluation of the Board, each Board committee and each individual director and recommends ways to improve performance. At least annually, each of the Audit Committee, the HCC Committee and the Nominating & Governance Committee evaluates its own performance and reports to the Board on such evaluation. The full Board also engages in self-evaluation at least annually. The current members of the Nominating & Governance Committee are Ms. Nash (Chair), Mses. Bellinger, James and Sheehan and Mr. Schottenstein. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.
The Nominating & Governance Committee held 5 meetings in fiscal year 2020.
Executive Committee
The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Ms. Nash (Chair) and Messrs. Morris and Steinour.
Meetings of the Company’s Non-Management Directors
The non-management directors and the independent directors of the Board meet in regular executive sessions. Ms. Nash serves as the chair of those meetings. Mr. Meslow does not attend any meetings of the non-management directors or the independent directors, and Mr. Wexner and Mrs. Wexner did not attend any meetings of the non-management directors or the independent directors.
Communications with Stockholders
The Board believes that it is important to understand stockholder perspectives on the Company and foster long-term relationships with stockholders and, to that end, we have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with all of our major investors on a range of issues, including corporate governance matters and environmental and social goals and initiatives. Such engagements with investors have been highly constructive. The Board also provides a process for interested parties to send communications to the full Board, the non-management members of the Board and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o L Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@lb.com. Any stockholder wishing to contact Audit Committee members may send an email to auditcommittee@lb.com. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.
Attendance at Annual Meetings
The Company does not have a formal policy regarding attendance by members of the Board at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2020 annual meeting. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.
Code of Conduct, Related Person Transaction Policy and Associated Matters
The Company has a code of conduct that is applicable to all employees of the Company, including the CEO and Chief Financial Officer (the “CFO”), and to members of the Board. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at www.lb.com.
Under the Company’s Related Person Transaction Policy (the “Policy”), subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.
The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. In the case of our beauty, personal care and home fragrance businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in central Ohio has been an integral part of capturing the many business benefits of speed and agility. The New Albany Company, a business beneficially owned by Mr. and Mrs. Wexner, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in connection with the continuing development of an industrial park focused on the foregoing business categories in New Albany, Ohio. The Audit Committee monitors such vendor and third party transactions on an ongoing basis to assure that they are in the best interests of the Company and its stockholders generally.
Copies of the Company’s Code of Conduct, Corporate Governance Principles, Policy and Committee Charters
The Company’s code of conduct, corporate governance principles and Policy, as well as the charters of the Audit Committee, HCC Committee and Nominating & Governance Committee of the Board, are available on the Company’s website at www.lb.com. Stockholders may also request a copy of any such document from: L Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending January 29, 2022. Ernst & Young LLP has been retained as the Company’s independent registered public accountants continuously since 2003.
The Audit Committee is responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accountants. The Audit Committee is responsible for approving the fees associated with the Company’s retention of Ernst & Young LLP. In accordance with the Commission’s rules, Ernst & Young LLP’s lead engagement partner rotates every five years. The Audit Committee is directly involved in the selection of Ernst & Young LLP’s lead engagement partner. In addition, the Audit Committee evaluates Ernst & Young LLP’s qualifications, performance and independence and presents its conclusions on these matters to the Board on at least an annual basis, and annually considers whether to continue its engagement of Ernst & Young LLP.
The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accountants is in the best interests of the Company and its stockholders. We are asking you to ratify Ernst & Young LLP’s appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 56.
The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER
COMPENSATION
Section 14A of the Securities Exchange Act of 1934 requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers (“NEOs”), as such compensation is disclosed pursuant to the disclosure rules of the Commission. After the Company’s 2017 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2020 compensation of our NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the 2020 Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”
This past year has been like no other when it comes to change and a challenging environment. We have been preparing to operate Bath & Body Works and Victoria’s Secret as separate, standalone companies. We implemented cost reduction and performance improvements at Victoria’s Secret, which includes Victoria’s Secret Lingerie, PINK and Victoria’s Secret Beauty (referred to collectively as “VS NewCo”), while continuing to drive strong growth at Bath & Body Works. This work has been done in the midst of a global pandemic that has forced us, and most critically, our executive leadership, to be creative and agile, adopt new ways of working and implement best-in-class safety measures.
To navigate our business transformation, and manage this crisis, our Board prioritized establishing a leadership team that will address the challenges facing the business and position our brands for success, resulting in changes at the most senior executive levels. In May 2020, our founder, Leslie H. Wexner, stepped down as CEO and Chairman of the Board of L Brands, remaining a member of the Board as Chairman Emeritus. Andrew M. Meslow, previously CEO of Bath & Body Works, was named CEO of L Brands and joined the Board. Stuart B. Burgdoerfer, current CFO of L Brands, took on the added role of interim CEO for VS NewCo.
At the end of June 2020, Charles C. McGuigan stepped down from his role as Chief Operating Officer of L Brands and CEO of Mast Global. In September 2020, Julie B. Rosen was hired as President at Bath & Body Works to lead the development of products across all categories. In October 2020, Shelley M. Milano left her role as Executive Vice President and Chief Human Resources Officer, allowing for separate human resources leadership teams for each of Bath & Body Works and VS NewCo going forward. Deon N. Riley joined L Brands in December 2020 to fill the Chief Human Resources Officer role for L Brands and Bath & Body Works.
Following these changes, at the end of fiscal 2020, our NEOs are as follows:
•	Andrew M. Meslow, CEO of L Brands.
•	Stuart B. Burgdoerfer, CFO of L Brands and interim CEO of VS NewCo.
•	James L. Bersani, President, Real Estate.
•	Julie B. Rosen, President, Bath & Body Works.
•	Deon N. Riley, Chief Human Resources Officer, L Brands and Bath & Body Works.
In addition the following former executive officers who departed during fiscal 2020 are also treated as NEOs under the Commission’s rules:
•	Leslie H. Wexner, former CEO.
•	Charles C. McGuigan, former Chief Operating Officer of L Brands and CEO of Mast Global.
•	Shelley M. Milano, former Executive Vice President and Chief Human Resources Officer.
We are committed to aligning our executive compensation with our Company’s performance. In connection with the Company’s strong performance in fiscal 2020, our CEO earned above-target short-term performance incentive payments according to the payout formulas established at the beginning of each six-month performance period without retroactive adjustment for the impact of the COVID-19 crisis on results. Long-term equity incentives were granted to our CEO as a one-time incentive in connection with his promotion during fiscal 2020. Substantially all of the long-term incentive is subject to challenging performance requirements that will only be earned if the Company achieves rigorous growth, profitability and return metrics that provide incentive for a balance of growth and profitability, support the strategic direction of the Company, and alignment with stockholders.
Although the advisory stockholder vote on executive compensation is non-binding, the HCC Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making future compensation decisions for NEOs. In 2020, 90.9% of the shares voting on the proposal voted in favor of our executive compensation program.
Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2020 compensation of our NEOs.
Board Recommendation
There is alignment between our performance, our stockholders’ interests and our NEOs’ pay; therefore, the Board recommends a vote FOR this proposal.

PROPOSAL 4: STOCKHOLDER PROPOSAL REGARDING STOCKHOLDER ACTION BY WRITTEN CONSENT
John Chevedden, 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, owner of 90 shares of Common Stock, has notified the Company that he intends to submit the following proposal at this year’s meeting:
Proposal 4 – Shareholder Right to Act by Written Consent
Shareholders request that our board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting. This includes shareholder ability to initiate any appropriate topic for written consent.
Taking action by written consent in place of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director.
Michael Morris, Robert Schottenstein and Donna James were each rejected by 20 to 25 million votes each in 2020. Mr. Morris chaired the management pay committee and management pay was rejected by 20 million votes plus the management stock option plan was rejected by 24 million votes.
This proposal topic won 95%-support at Dover Corporation and 88%-support at AT&T.
The Bank of New York Mellon Corporation (BK) said it adopted written consent in 2019 after 45% support for a written consent shareholder proposal. This proposal could obtain 45% support or more at our 2021 annual meeting.
A shareholder right to act by written consent still affords LB management strong protection for a management holdout mentality for the status quo during the current rapidly changing business environment. Any action taken by written consent would still need 62% supermajority approval from the shares that normally cast ballots at the LB annual meeting to equal the required majority vote from all LB shares outstanding.
With the avalanche of bare bones online shareholder meetings in 2020 shareholder engagement and management transparency have taken a big hit. Shareholders are so restricted in online meetings that management will never want a return to the much more transparent in-person shareholder meeting format. This is all the more reason to support this corporate governance enhancement of shareholder written consent.
Shareholders are restricted in making their views known at online shareholder meetings because all constructive questions and comments can be screened out by management. For instance the Goodyear shareholder meeting was spoiled by a trigger-happy management mute button for shareholders. And AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak.
The sole content of an online special shareholder meeting can be a few stilted formalities and the announcement of the vote with an almost total absence of communication, outreach or engagement with shareholders.
Now more than ever shareholders need to have the option to take action outside of a shareholder meeting and send a wake-up call to management, if need be, since tightly controlled online shareholder meetings are the Death Valley of shareholder engagement and management transparency.
Please vote yes:
Shareholder Right to Act by Written Consent – Proposal 4

Our Response—Statement in Opposition to Stockholder Proposal Regarding Stockholder Action by Written Consent
The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.
Our stockholders already have the ability to act outside the annual meeting cycle.
Our stockholders have very significant, year-round avenues for raising important matters with our Board. Our bylaws permit holders of 25% or more of our stock to request a special meeting, which is a powerful means to consider and approve stockholder-sponsored actions and timely effect changes while ensuring the participation of all stockholders and retaining important procedural safeguards.
The proposal could deprive stockholders of the right to participate in key decisions affecting the Company.
The Board believes that the proposal could result in stockholder disenfranchisement, as it could lead to stockholders being denied the ability to vote or otherwise have a say on proposed stockholder actions. Unlike stockholder actions taken at an annual or special meeting, stockholder actions by written consent can be taken without prior notice to, and without a vote of, other stockholders. This would enable certain stockholders, including small groups of large, self-interested stockholders, to take actions—effectively in secret—without the involvement of other stockholders, unlike actions taken at stockholder meetings that ensure the participation of all stockholders and the opportunity for discussion.
The proposal lacks procedural safeguards that allow stockholders to make informed decisions.
The Board believes that the proposal could result in stockholders being denied the opportunity to receive information about proposed actions and to make informed decisions. The approval of proposals at stockholder meetings ensures that proposals are widely disseminated to stockholders through a proxy statement and any additional soliciting materials, which must contain information about the proposed action as specified by the Commission. If a meeting is convened, the Board is provided with an opportunity to present its analysis and recommendations to stockholders. Further, the proxy statement and any additional soliciting materials must be distributed to all stockholders in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals before voting.
In contrast, stockholder action by written consent lacks these procedural safeguards. There is no requirement in the proposal to provide stockholders with a description of the proposed action or the reasons for the proposed action. It may be possible for some stockholders to take action without providing proper disclosure to other stockholders that discusses the issues that are the subject of the consent solicitation, or providing any information regarding themselves or their interests in the proposed action. As notice is not required, stockholders may not have sufficient time or opportunity to evaluate the proposed action. Further, the Board does not have the opportunity to provide its views to stockholders with respect to a proposed action by written consent. It may therefore be generally more difficult for stockholders to make a considered decision on such proposed actions.
This proposal would also be costly and disruptive for the Company. Permitting solicitations and action outside of, and in addition to, the traditional setting of a stockholder meeting could result in significant commitments of additional time and expense on the part of the Company with little corresponding benefit to stockholders. In addition, given the lack of procedural safeguards, different groups of stockholders could undertake duplicative and opposing written consents on the same proposal, resulting in confusion and inefficiencies.
The Company’s current policies already demonstrate responsiveness and accountability.
The Board believes that the Company’s strong corporate governance practices makes the adoption of this proposal unnecessary, provide transparency and accountability of the Board to all stockholders and demonstrate that the Company is responsive to stockholder concerns:
•
In 2020, as part of the Company’s ongoing review of corporate governance practices, the Company amended our certificate of incorporation to eliminate the classified board structure and provide for all directors to be elected annually by stockholders. In addition, stockholders can remove directors with or without cause.

•	In 2020, in response to stockholder feedback, the Company amended our certificate of incorporation to eliminate all supermajority voting provisions.
•
The Company’s bylaws provide proxy access permitting a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding Common Stock continuously for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to 20% of the Board.

•	The Company has a majority voting standard for the election of directors in uncontested elections, and a director who does not obtain a majority vote is required to submit a letter of resignation.
•	The Chair of the Board is an independent director.
•	The Company does not have a shareholder rights plan or poison pill.
We understand that action by stockholder written consent is a topic of interest to certain stockholders and a topic about which perspectives vary. However, the Board believes that stockholder action by written consent is unnecessary given the Company’s current corporate governance practices, while creating the risk that it could be used by small groups of self-interested stockholders to exclude other stockholders from critical decisions affecting the Company.
The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding Stockholder Action by Written Consent.

COMPENSATION-RELATED MATTERS
Compensation Discussion and Analysis
Executive Summary
This past fiscal year has been like no other when it comes to change and a challenging environment. We have been preparing to operate Bath & Body Works and Victoria’s Secret as separate, standalone companies. We implemented cost reduction and performance improvements at Victoria’s Secret, which includes Victoria’s Secret Lingerie, PINK and Victoria’s Secret Beauty, referred to collectively as VS NewCo, while continuing to drive strong growth at Bath & Body Works. This work has been done in the midst of a global pandemic that has forced us, and most critically, our executive leadership, to be creative and agile, adopt new ways of working and implement best-in-class safety measures.
To navigate our business transformation, and manage this crisis, our Board prioritized establishing a leadership team that will address the challenges facing the business and position our brands for success, resulting in changes at the most senior executive levels. In May 2020, our founder, Leslie H. Wexner stepped down as CEO and Chairman of the Board of L Brands, remaining a member of the Board as Chairman Emeritus. Andrew M. Meslow, previously CEO of Bath & Body Works, was named CEO of L Brands and joined the Board. Stuart B. Burgdoerfer, current CFO of L Brands, took on the added role of interim CEO for VS NewCo.
At the end of June 2020, Charles C. McGuigan stepped down from his role as Chief Operating Officer of L Brands and CEO of Mast Global. In September 2020, Julie B. Rosen was hired as President at Bath & Body Works to lead the development of products across all categories. In October 2020, Shelley M. Milano left her role as Executive Vice President and Chief Human Resources Officer, allowing for separate human resources leadership teams for each of Bath & Body Works and VS NewCo going forward. Deon N. Riley joined L Brands in December 2020 to fill the Chief Human Resources Officer role for L Brands and Bath & Body Works.
Following these changes, at the end of fiscal 2020, our NEOs are as follows:
•	Andrew M. Meslow, CEO of L Brands.
•	Stuart B. Burgdoerfer, CFO of L Brands and interim CEO of VS NewCo.
•	James L. Bersani, President, Real Estate.
•	Julie B. Rosen, President, Bath & Body Works.
•	Deon N. Riley, Chief Human Resources Officer, L Brands and Bath & Body Works.
In addition the following former executive officers who departed in 2020 are also treated as NEOs under the Commission’s rules:
•	Leslie H. Wexner, former CEO.
•	Charles C. McGuigan, former Chief Operating Officer of L Brands and CEO of Mast Global.
•	Shelley M. Milano, former Executive Vice President and Chief Human Resources Officer.
Fiscal 2020 Overview
Even without the disruption caused by the COVID-19 global pandemic, L Brands faced significant uncertainty and change in 2020. The fiscal year began with an agreement to sell 55% of the VS NewCo business to Sycamore Partners, positioning both Bath & Body Works and VS NewCo for long-term success as separate companies. When Sycamore Partners terminated the agreement in the midst of an extremely challenging business environment created by the pandemic, our efforts became entirely focused on navigating those challenges.
We took decisive actions to manage the L Brands business in the best interests of our stockholders, associates, partners, customers and communities. Our actions included expanding the scope of our Compensation Committee, renamed the HCC Committee, to include oversight of the Company’s programs, policies, practices and strategies relating to culture, talent, diversity, inclusion and equal employment opportunities in addition to oversight of the Company’s executive compensation plans. We also implemented compensation-related actions to preserve cash and retain key leaders and associates who are needed to help navigate the pandemic and execute on our plan to operate as separate businesses, including:

•	Suspended cash compensation for the Board for the first quarter of 2020.
•	Designed a competitive compensation package for our new CEO to ensure appropriate performance incentive along with long-term retention (see “—CEO Compensation” for details).
•	Temporarily reduced base compensation by 20% for leaders at the Senior Vice President level and above.
•	Eliminated the 2020 annual merit increase for all associates.
•	Suspended annual equity awards which, according to our normal practice, would have been granted to eligible leaders in March 2020.
•
Implemented a broad-based cash retention program for full-time, salaried associates in our home office, distribution centers and call center, including our NEOs. The NEO retention program is designed to ensure business continuity and leadership stability for strategically important leaders who are critical to navigating the COVID-19 crisis and executing on our plan to operate VS NewCo and Bath & Body Works as separate, standalone companies during a period of significant uncertainty.

Pay for Performance
As a specialty retailer, our business is constantly changing to enable growth. Our focus is on speed and agility, in support of deliberate change. Our compensation program reflects this philosophy, increasing compensation when performance is strong and decreasing compensation when performance does not meet our expectations. The HCC Committee oversees our compensation program, ensuring that pay is aligned with performance. Strong performance in fiscal 2020 is reflected in the short-term cash incentive payments for fiscal 2020.
We remained focused on successfully managing the business through the COVID-19 pandemic, with associate and customer safety our top priority, while consistently delivering a great experience in stores and online. Even with significant challenges in the retail environment, performance in fiscal 2020 exceeded our initial expectations, driven by exceptionally strong results at Bath & Body Works and better-than-expected performance at VS NewCo.
The pandemic had a material impact on our business, especially during the first quarter, when nearly all of our stores around the world were closed for a significant period. Notwithstanding the disruption to our business, our leadership team reacted quickly and creatively, enabling progress in several areas. With focus on our direct channels we were able to maximize online sales to help offset the decline resulting from store closures. Direct sales increased 109% at Bath & Body Works and 31% at VS NewCo. Due to good product acceptance and disciplined inventory management, we were also able to meaningfully pull back on promotional activity and achieve increased merchandise margin rates in both businesses. We also implemented a profit improvement plan for VS NewCo, taking action to decrease expenses, close unprofitable stores and improve our international business. This plan is expected to yield an annual benefit of approximately $400 million. As a result, we achieved the following results during fiscal 2020:
•	Adjusted earnings per share of $3.46 compared to $2.29 last year(1).
•	Comparable sales increased 21%; total sales decreased 8%, due to store closures.
•	Gross profit rate increased by 450 basis points(1); driven by a significant increase in the merchandise margin rate and buying and occupancy expense leverage.
•	Adjusted operating income increased $577 million to $1,808 million compared to $1,231 million last year(1); and the operating income rate increased by 580 basis points to 15.3%(1).
•	Total stockholder return increased 77.6%.
(1)
Earnings per share and operating income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for L Brands were $3.00 and $1,580 million for fiscal 2020 and $(1.33) and $258 million for fiscal 2019. Gross profit rate increased 490 basis points and operating income rate was 13.3% for fiscal 2020 calculated according to GAAP. The reconciliation of the adjusted measure to the comparable GAAP figure is on pages 30 through 32 of the 2020 10-K.

These results were achieved through the work of our NEOs to provide a safe and engaging shopping experience for our customers, execute on our profit improvement plan, leverage speed in our supply chain, and increase fulfillment capacity and productivity in our direct channel.

Governance Practices
We have continued the following compensation practices in accordance with our corporate governance principles:
•	No tax gross-ups for NEOs upon a change in control.
•	“No hedging” policy governing stock trading.
•	Adopted a policy that discourages pledging of Company stock and requires advance approval by our General Counsel. None of the Company’s stock held by our NEOs or Board members is pledged.
•	No re-pricing of stock options without stockholder approval.
•	No single-trigger vesting of equity awards upon a change in control.
•	Clawback policy as described under the heading “—Compensation Governance—Recovery of Compensation.”
•
Stock ownership guidelines set at five times base salary for our CEO and three times base salary for other NEOs. Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years.

•	Stock plan that requires a vesting period of at least one year, subject to certain exceptions.
Stockholder Advisory Vote
At our 2020 annual meeting, 90.9% of our stockholders voted in favor of our executive compensation program. The HCC Committee considers this vote and other stockholder feedback when making compensation decisions for NEOs. We have a policy of robust engagement with stockholders, with continuing outreach to and dialogue with our major investors on a range of issues, including executive compensation matters. As indicated by the high-level support for our executive compensation program in 2020, the feedback from stockholders in 2020 regarding executive compensation indicated understanding and support for our compensation outcomes. Notwithstanding the challenging environment in 2020 and the compensation-related actions that were taken, we believe that our compensation program continues to reflect the feedback of our stockholders.

Executive Compensation Philosophy
Guiding Principles
The HCC Committee oversees an executive compensation program based on the following clear and purposeful guiding principles:
Compensation Component	Our Principles
Pay Level	•	Attract and retain superior leaders in a highly competitive market for talent.
	•	Pay competitively and equitably.
	•	Recognize depth and scope of accountability and complexity of responsibility.
Pay Mix	•	Emphasize performance-contingent, long-term equity-based compensation over fixed compensation.
Pay for Performance	•	Recognize and reward enterprise, brand and individual performance.
	•	Align executives’ interests with stockholders’ interests.
	•	Require executives to own a significant amount of Common Stock.
	•	Set Spring and Fall goals that reflect the seasonal nature of our business and incentivize goal achievement in each season.
	•	Create long-term stockholder value through regular achievement of short-term goals while pursuing our longer-term strategy of growth in North America and internationally.
	•	Retain and incentivize high-performers through long-term equity incentive awards.
Connecting Pay and Performance
Two key elements of our program’s design connect pay to performance. First, our incentive goals are designed to challenge our NEOs to achieve a high level of performance to earn incentives at target levels. When our NEOs hit and exceed, or fall short of, these goals, we compensate them accordingly.
Second, to further connect our CEO’s pay to performance and stockholder interests, we employ a pay mix philosophy that places greater emphasis on performance-based and long-term, equity-based, compensation over base salary. The following chart illustrates our pay mix philosophy which consists of a lower percentage of base salary compared to performance-based pay at target.

Compensation Comparison
We compare our NEO compensation with publicly available data on executive compensation, including the executive compensation paid by our peer companies, in order to appropriately establish incentives for our NEOs and retain top talent.
We define our peer group, with the help of Willis Towers Watson, the HCC Committee’s independent compensation consultant, to generally include:
•	Businesses that are similar to ours in total revenue, market capitalization, global footprint, business and/or merchandise focus;
•	Retailers that compete with us for executive talent;
•	Specialty and department store retailers; and
•	Companies with brands that have emotional content.
We review our peer group annually and did not make any changes in fiscal 2020. Our peer group consists of the following companies:
Abercrombie & Fitch Co.	J. C. Penney Company, Inc.	Ross Stores, Inc.
American Eagle Outfitters, Inc.	Kohl’s Corporation	Starbucks Corporation
Avon Products, Inc.	Macy’s, Inc.	Tapestry Inc.
Bed Bath & Beyond Inc.	NIKE, Inc.	The TJX Companies, Inc.
The Estee Lauder Companies Inc.	Nordstrom, Inc.	Williams-Sonoma, Inc.
The Gap, Inc.	Ralph Lauren Corporation
We do not specifically set our NEOs’ compensation against our peer group. Instead, we consider peer group comparisons provided by Willis Towers Watson as one of several factors in applying our pay philosophy and setting the pay of our NEOs. This peer group used for compensation comparisons differs from the peer group used to evaluate performance under performance stock units (“PSUs”) granted to our CEO. A description of the performance peer group is included under the heading “—CEO Compensation.”
Stock Ownership Guidelines
The HCC Committee encourages Common Stock ownership by our NEOs through stock ownership guidelines which promote a long-term focus on performance, discourage inappropriate risk-taking and align the interests of our NEOs with those of our stockholders. Stock ownership guidelines can be met through direct ownership of Common Stock and indirect ownership through grants of stock under our stock incentive and retirement plans.
Our CEO is required to achieve and maintain ownership of Common Stock with a value of five times his base salary and our other NEOs are required to achieve and maintain ownership of Common Stock with a value of three times the NEO’s base salary. Our NEOs are required to maintain these ownership levels within five years of becoming subject to the ownership guideline. All of our NEOs are either in compliance with this guideline or will be required to comply within the required time frame.
Members of our Board must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy.
Compensation for NEOs
Compensation Setting Process
The HCC Committee makes all decisions regarding CEO compensation with advisory input from its independent compensation consultant, Willis Towers Watson. Our CEO, with oversight from the HCC Committee, sets compensation for the other NEOs. The HCC Committee oversees the evaluation process and compensation structure for all NEOs and approves all grants of stock awards to our NEOs. In making compensation decisions for our NEOs, the HCC Committee takes into consideration input, recommendations and market-based analyses provided by both management and Willis Towers Watson.

Target compensation for the NEOs is reviewed annually and is designed to reward historical performance, incentivize future performance and be competitive with the external market for talent.
Compensation Components
The three principal elements of our executive compensation programs have historically been base salary, short-term performance-based cash incentive compensation and long-term equity incentive compensation. Each NEO’s base salary is set considering the factors below and all our NEOs, including our CEO, participate in the same short-term performance-based cash incentive compensation program.
In fiscal 2020, due to the significant uncertainty surrounding the separation of Bath & Body Works and VS NewCo, the COVID-19 pandemic and constraints on shares available for grant under the 2015 Stock Option and Performance Incentive Plan (the “2015 Plan”), we determined that it was not appropriate to grant long-term equity incentives (which are generally granted annually).
Instead, to ensure long-term retention of our ongoing leadership during particularly turbulent times for our business, special cash retention awards were approved by the HCC Committee for our NEOs, which are discussed below.
In addition to these three principal elements of compensation, the Company also provides our NEOs retirement and other post-employment benefits and perquisites. Additional information about each compensation component is provided below.
Base Salary
The following factors are considered in determining base salary adjustments:
•	Scope and responsibility of the NEO’s position;
•	Achievement of seasonal and annual business goals;
•	Level of overall compensation paid by competitors for comparable positions;
•	Recruitment, retention and development of leadership talent;
•	The Company’s challenging expectations for future growth; and
•	The appropriate balancing of our NEOs’ base salary against their incentive compensation.
Mr. Meslow and Mr. Burgdoerfer received base salary adjustments in fiscal 2020 in connection with their promotions and increased scope of responsibility. Mr. Bersani’s base salary did not change from fiscal 2019. Ms. Rosen and Ms. Riley’s base salaries reflect the terms of their offer of employment.
NEO	2020 Base Salary ($)
Mr. Meslow	1,275,000
Mr. Burgdoerfer	1,200,000
Mr. Bersani	800,000
Ms. Rosen	850,000
Ms. Riley	750,000
The table reflects base salaries in effect at the end of fiscal 2020 and does not reflect the fact that Messrs. Meslow, Burgdoerfer and Bersani’s base pay was reduced 20% for approximately three months along with leaders at the Senior Vice President level and above to conserve cash during store closures.
Short-Term Performance-Based Cash Incentive Compensation
Short-term performance-based incentive compensation is paid pursuant to the 2015 Incentive Compensation Performance Plan (the “2015 ICPP”). This compensation component focuses on achievement of six-month goals, reflecting our two selling seasons: Spring (the first and second quarters) and Fall (the third and fourth quarters). The Fall season, which includes holiday sales, is weighted more heavily because of its importance to our profitability. The use of two six-month performance periods in our plan design reflects our belief that achievement of our short-term goals season after season creates long-term value for our stockholders. This structure proved to be beneficial during the COVID-19 crisis because it allowed for our HCC Committee to establish meaningful targets for the Fall season with a more clear understanding of the challenges of the retail environment, avoiding the need to make retroactive adjustment to performance goals.
The pre-established, objective financial goals for fiscal 2020 were based solely on adjusted operating income. Adjusted operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-term growth plan and performance that drives stockholder value. While the 2015 ICPP provides for adjustment due to extraordinary items, both Spring and Fall payouts reflect the actual, quantitative results, without retroactive adjustment for the impact of the COVID-19 crisis. Adjusted operating income goals are set at the beginning of each six-month season based on:
•	An analysis of historical performance;
•	Income goals for that brand;
•	Overall economic environment including financial results of other comparable businesses; and
•	Progress toward achieving our strategic plan.
Performance goals for the Fall season were simplified to reflect the intended separation of Bath & Body Works and VS NewCo and the integration of international and sourcing functions into the brands which they support. The table below shows the adjusted operating income goals for each season required to earn short-term performance-based incentive compensation at target and actual performance:
	Fiscal 2020 Spring Season		Fiscal 2020 Fall Season
	Adjusted Operating Income Goal (target)	Actual Performance(1)	Adjusted Operating Income Goal (target)	Actual Performance(1)
Bath & Body Works(2)	$345 million	$400 million	$870 million	$1,408 million
VS NewCo(2)	65 million	(242) million	40 million	518 million
Other(3)	(52) million	(173) million	N/A	N/A
Total L Brands	358 million	(15) million	N/A	N/A
(1)
The adjusted operating income goal target and the actual performance columns present operating income on an adjusted basis which removes certain special items which are not indicative of our ongoing operations due to their size and nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.

(2)
Fiscal 2020 Spring season operating income goals and performance for Bath & Body Works and VS NewCo reflect North America operations and fiscal 2020 Fall season operating income goals and performance reflect total segment, including international operations.

(2)	Other includes business unit operating income that is an internal performance measure and does not correspond to amounts reported externally.
Fall season goals for VS NewCo were set below prior year actual results to provide meaningful incentive in a challenging environment and to reflect the projected decline in store sales due to decreased store traffic and store closures, partially offset by projected growth in online sales and margin rates. Fall season goals for Bath & Body Works were set slightly below prior year actual results to account for capacity constraints on store traffic due to social distancing and the cost of investment in fulfillment of online sales and implementation of safety measures for our workforce and customers. When evaluating operating income goals, the HCC Committee compares the change in adjusted operating income relative to the change in the incentive payments to associates to ascertain the reasonableness of the potential payout.
Adjusted operating income goal ranges at threshold, target and maximum were significantly widened in fiscal 2020 due to the challenging and uncertain environment. We felt the widened ranges were necessary to provide meaningful and realistic incentives to participants in a year filled with uncertainty due to both the challenges created by the pandemic and uncertainty around the future division of the Company.

The table below shows the range of performance goals as a percent of target for threshold and maximum payout:
	Fiscal 2020 Spring Season		Fiscal 2020 Fall Season
	Threshold	Maximum	Threshold	Maximum
Bath & Body Works	87%	107%	89%	111%
VS NewCo	-154%	177%	-313%	488%
Performance between threshold and target and target and maximum is interpolated to determine payout percentage beginning at 20% for threshold performance up to 200% at maximum performance.
Short-term performance-based cash incentive compensation targets are set as a percentage of base salary with the amount earned ranging from zero to double the target incentive, based on the extent to which financial goals are achieved or exceeded.
The financial incentive provided by the short-term performance-based incentive compensation plan is a key component in driving the performance of the Company. The table below shows the target percent of base salary and the performance goal weighting for each NEO:
NEO	Fiscal 2020 Target	Fiscal 2020 Spring Performance Goal	Fiscal 2020 Fall Performance Goal
Mr. Meslow	185%	3% VS NewCo; 94% Bath & Body Works; 1% Other; 2% Total L Brands*	13% VS NewCo; 87% Bath & Body Works
Mr. Burgdoerfer	180%	48% VS NewCo; 24% Bath & Body Works; 10% Other; 18% Total L Brands*	87% VS NewCo; 13% Bath & Body Works
Mr. Bersani	140%	40% VS NewCo; 28% Bath & Body Works; 12% Other; 20% Total L Brands	50% VS NewCo; 50% Bath & Body Works
Ms. Rosen	115%	N/A	100% Bath & Body Works
Ms. Riley	80%	N/A	100% Bath & Body Works
*	Spring payouts for Mr. Meslow and Mr. Burgdoerfer were pro-rated based on the number of days each NEO served in each of their roles during the season.
Payouts for fiscal 2020 performance are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table below. Both Spring and Fall payouts reflect the actual, quantitative results originally set at the beginning of each season without adjustment for the impact of the COVID-19 crisis on results.
Total Fiscal 2020 Incentive Payout
	Fiscal 2020 Target Incentive ($)	Fiscal 2020 Spring Incentive Payout ($)	Fiscal 2020 Fall Incentive Payout ($)	Total Fiscal 2020 Payout ($)	Percent of Fiscal 2020 Target (%)
Mr. Meslow	2,304,808	1,658,928	2,830,500	4,489,428	195%
Mr. Burgdoerfer	2,052,000	417,636	2,592,000	3,009,636	147%
Mr. Bersani	1,120,000	250,880	1,344,000	1,594,880	142%
Ms. Rosen	402,816	N/A	805,632	805,632	200%
Ms. Riley	360,000	N/A	720,000	720,000	200%

The pandemic had a material impact on our business. Our NEOs reacted quickly and creatively, enabling us to maximize online sales to help offset the decline resulting from store closures. In addition, their leadership resulted in good product acceptance and smart inventory management that allowed us to pull back on promotional activity and achieve better merchandise margin rates in both businesses. This resulted in adjusted operating income that significantly exceeded expectations and goals set at the beginning of each season.
Long-Term Equity Compensation
In fiscal 2020, due to the significant uncertainty surrounding the separation of Bath & Body Works and VS NewCo and the COVID-19 pandemic, our HCC Committee decided not to grant annual long-term incentive compensation to our NEOs at the time of our normal grant cycle (March 2020). Accordingly, long-term equity incentives were only awarded as promotional awards for Mr. Meslow and hiring incentives for Ms. Rosen and Ms. Riley. We did not grant annual equity awards to NEOs or other leaders who were otherwise eligible according to our normal practice.
Stock awards made prior to May 2020 were made under the 2015 Plan and after May 2020 under the 2020 Stock Option and Performance Incentive Plan (the “2020 Plan”), which was approved at our 2020 stockholder meeting.
Time-Vested Restricted Stock Units
Time-vested restricted stock units (“RSUs”) are granted to ensure market competitiveness of the executive compensation package and to retain executives over the long-term.
In connection with his promotion to CEO of Bath & Body Works in February 2020, Mr. Meslow was granted RSUs with a grant date value of $1,274,555 that cliff vest 100% after three years. Ms. Rosen and Ms. Riley each received RSUs as a hiring incentive and to make up for forfeited stock awards from their prior employers. Ms. Rosen’s RSUs have a grant date value of $849,986 and cliff vest 100% after three years from the grant date. Ms. Riley’s RSUs have a grant date value of $749,996 and vest 50% on each of the first and second anniversaries of her hire date.
Performance Stock Units
PSUs incentivize executive performance through the achievement of growth and profitability metrics. Since we did not grant annual equity awards in fiscal 2020, Mr. Meslow is the only NEO who received a PSU award in fiscal 2020. Mr. Meslow’s PSUs were granted in connection with his promotion to CEO of L Brands and is described in detail below under the heading “CEO Compensation.”
Below is a summary of long-term equity incentive compensation, including RSUs, PSUs and stock options awarded in fiscal 2020.
	Target Value of PSU Award ($)	Value of Time- Vested RSU Award ($)	Total Fiscal 2020 Equity Award Value ($)
Mr. Meslow	11,056,000	1,274,555	12,330,555
Mr. Burgdoerfer	—	—	—
Mr. Bersani	—	—	—
Ms. Rosen	—	849,986	849,986
Ms. Riley	—	749,996	749,996
Cash Retention Awards and Other Bonuses
To ensure long-term retention of our ongoing leadership during a time of transition and significant uncertainty and in the absence of a long-term equity incentive award in fiscal 2020, special cash retention awards were granted to Messrs. Meslow, Burgdoerfer and Bersani to be paid in three equal installments. The first of the retention payments was paid on January 31, 2021 and the remaining two installments are scheduled to be made on July 31, 2021 and January 31, 2022 if the executive is employed on each of those dates. In addition, under the terms of Ms. Riley’s offer of employment, she will receive cash retention payments of $250,000 within 30 days of each of the first and second anniversaries of her hire date, subject to her continued employment.

Total Cash Retention Amount ($)
Mr. Meslow	6,000,000
Mr. Burgdoerfer	4,500,000
Mr. Bersani	2,250,000
Ms. Rosen	N/A
Ms. Riley	500,000
Cash retention amounts are not disclosed in the 2020 Summary Compensation Table and will be disclosed in the table in the year in which the payment is earned and paid based on the executive’s continued service.
In connection with their offers of employment, Ms. Rosen also received in September 2020 a sign-on bonus of $1,000,000 and Ms. Riley will receive a sign-on bonus of $1,500,000 that will be payable in July 2021, in each case subject to her continued employment. In the event either executive voluntarily resigns for any reason or is terminated by the Company for cause within two years of her hire date, she will be required to reimburse the full amount of the sign-on bonus.
The sign-on bonus amount for Ms. Riley is not disclosed in the 2020 Summary Compensation Table and will be disclosed in the table in the year in which the amount is paid.
In recognition of his extraordinary efforts leading the Real Estate team during the COVID-19 pandemic, and generating significant occupancy savings for the Company, the HCC Committee also approved a $250,000 bonus to Mr. Bersani.
Retirement and Other Post-Employment Benefits
Retirement and other post-employment benefits consist of qualified and non-qualified defined contribution retirement plan benefits and termination benefits.
Qualified Defined Contribution Retirement Plan
The qualified plan is available to all associates who meet certain age and service requirements. Associates can contribute up to the amounts allowable under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”). The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.
Non-Qualified Defined Contribution Deferred Compensation and Supplemental Retirement Plan
The Company previously sponsored a non-qualified supplemental retirement plan (the “SRP”) for associates who met certain age, service, job level and compensation requirements. The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The Company has not set aside assets to fund liabilities of the non-qualified plan. Assets that may be used to satisfy such liabilities are general assets of the Company, subject to the claims of the Company’s creditors.
On June 27, 2020 (the “Termination Date”), the HCC Committee authorized the termination of the SRP. Any remaining benefits and obligations under the SRP are expected to be paid out in full approximately one year following the Termination Date. Pursuant to applicable rules under the Code, certain other deferred compensation arrangements were simultaneously terminated and liquidated, including any remaining elective deferred stock units and deferral elections under the Company’s Stock Award and Deferred Compensation Plan for Non-Associate Directors. In addition, any retirement-eligible associates of the Company who were eligible for special pro rata vesting on any RSUs held by such associate will no longer receive pro rata vesting treatment on a retirement following the Termination Date.
Termination Benefits: Severance and Change in Control Agreements
We have entered into severance and change in control agreements with our NEOs. See “Retirement and Other Post-Employment Benefits—Estimated Post-Employment Payments and Benefits” below for a description of estimated benefits in certain termination situations, including a change in control.

Mr. McGuigan and Ms. Milano, whose positions were eliminated in connection with the planned separation of VS NewCo from L Brands, received severance benefits in fiscal 2020 according to their individual agreements. In addition, as a component of our senior management transition, Ms. Milano was asked to continue with the Company for a period of four months and assist in the transition. In exchange, in September 2020, Ms. Milano received a retention bonus of $1,500,100 as an enhancement of her existing severance protection benefit in recognition of her performance of expanded duties. Mr. Wexner was not covered by a severance agreement.
Upon a change in control, equity awards will only vest if the executive’s employment is terminated by the executive for good reason or by the Company other than for cause within 24 months of the change in control. None of our NEOs is entitled to a tax gross-up for any excise taxes on compensation paid in connection with a change in control.
Limited Perquisites
We provide our NEOs with limited perquisites that the HCC Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites may include the reimbursement of financial planning costs of up to $9,500 per year and supplemental disability and life insurance coverage provided by the Company for associates at the Vice President level and above, including the NEOs. In addition, to the extent that corporate provided aircraft is used by any NEO for personal purposes, the NEO has reimbursed the Company based on the amount established by the Internal Revenue Service (the “IRS”) as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third-party aircraft costing service.
CEO Compensation
Overview of CEO Pay
The HCC Committee determined that Mr. Meslow’s track record of success at Bath & Body Works and the challenges facing the business make his leadership critical to the future of the Company. While his past successes speak for themselves, the challenges ahead are vast including replacing the leadership of our iconic founder, implementing a profit improvement plan at VS NewCo, separating the Victoria’s Secret and Bath & Body Works businesses, continuing to drive strong growth at Bath & Body Works and navigating a global pandemic that has forced us to be creative and agile, adopt new ways of working and implement best-in-class safety measures. With this in mind, Mr. Meslow’s compensation is designed to provide significant performance incentives while retaining his leadership over the long term.
CEO Compensation
Mr. Meslow’s compensation includes substantially the same compensation components as the other NEOs. He participates in the short-term, performance-based incentive compensation plan, cash retention program and retirement plan described above.
Mr. Meslow received two long-term equity incentive awards in fiscal 2020. Mr. Meslow first received a time- vested RSU award for 64,048 shares in February 2020 when he was promoted to CEO of Bath & Body Works that cliff vests 100% after three years. In connection with his promotion to CEO of L Brands, Mr. Meslow was awarded PSUs enabling Mr. Meslow to earn from zero to a maximum of 1,500,000 shares of Common Stock over a five-year performance period depending on the Company’s achievement of specified operating income margin targets as well as revenue growth measures and stockholder return measures relative to the performance of peers. A five-year performance period (vs. our usual three-year performance period) was used to drive longer-term performance and retention as well as recognize the overall magnitude of the award. As noted below, maximum payout will only occur through extraordinary performance, reflecting revenue growth that significantly exceeds our peer group and meaningful improvement in operating income rate. The RSU award granted in February 2020 will be deducted from any shares earned under the PSU award.
The PSUs incentivize the CEO through the achievement of challenging profitability, growth and return metrics. Two metrics weighted equally at 50% determine the initial payout: revenue growth relative to peers and cumulative operating income as a percent of cumulative sales (operating income margin). Payout is then adjusted up or down 20% based on total stockholder return relative to peers. These metrics were chosen by the HCC Committee because they align with the strategic direction of the Company and provide a balance between growth and profitability metrics as well as alignment with stockholders.
Performance will be evaluated based on three separate three-year periods over a total of five years:
•	40% of the award may be earned based on fiscal 2020 through 2022 performance and vests in 2023
•	30% of the award may be earned based on fiscal 2021 through 2023 performance and vests in 2024
•	30% of the award may be earned based on fiscal 2022 through 2024 performance and vests in 2025
The specific targets are as follows:
	# Shares Earned	3-Year Revenue Growth Relative to Peer Group	3-Year Cumulative Operating Income Rate
Threshold	500,000	30th percentile	16%
Target	1,000,000	50th percentile	18%
Maximum	1,500,000	90th percentile	22%
Performance will be evaluated based on a scale, and payout will be interpolated between threshold, target and maximum.
Once performance is determined based on the above two metrics, the award will be adjusted up 20% if total stockholder return is above the 75th percentile and down 20% if total stockholder return is below the 40th percentile of the designated peer group. There is no adjustment for total stockholder return performance between the 40th and 75th percentile and the adjustment may not cause the number of shares earned under the award to be above maximum or below threshold.
The peer group used to determine relative revenue growth performance achievement and total stockholder return adjustment for the PSUs was selected, with the help of Willis Towers Watson, based on companies that are generally similar to Bath & Body Works in total revenue, market capitalization, business and/or merchandise focus. Due to the long-term nature of the award and the fact that it is expected that VS NewCo will be separated from L Brands and Bath & Body Works will be the remaining brand, the HCC Committee determined that it was appropriate to select companies based on Bath & Body Works as a standalone company. Accordingly, the companies that comprised the peer group are as follows:
Abercrombie & Fitch Co.	Hanesbrands Inc.	Sally Beauty Holdings Inc.
American Eagle Outfitters Inc.	lululemon athletica inc.	Tapestry Inc.
Big Lots, Inc.	Michael’s Co. Inc.	The Estee Lauder Companies Inc.
Burlington Stores Inc.	Newell Brands Inc.	Tractor Supply Company
Coty Inc.	Nu Skin Enterprises Inc.	Ulta Beauty Inc.
Designer Brands Inc.	Ralph Lauren Corporation	Williams Sonoma Inc.
Foot Locker Inc.	Revlon Inc.
CEO Termination Benefits
Mr. Meslow is entitled to severance protections similar to those covering other Company executives. In the event of a termination of his employment by the Company without cause or his resignation for good reason absent a change in control, he is entitled to receive cash severance of two years’ base salary and one year of incentive compensation based on actual results. In the event of a termination of his employment by the Company without cause or his resignation for good reason within two years following a change in control, he is entitled to receive cash severance of two years’ base salary and two years’ incentive compensation (at average historical levels), plus a pro rata payment of any unpaid retention payments. In addition, upon a termination of employment by the Company without cause or a resignation for good reason (whether or not in connection with a change in control), the Company will provide, at its expense, medical and dental benefits for a period of up to 18 months following the termination date.

CEO Perquisites
The Board has approved Mr. Meslow’s use of corporate provided aircraft for personal purposes to promote the efficient and effective use of his time while travelling. In fiscal 2020, to the extent that corporate provided aircraft was used by Mr. Meslow for personal purposes, he has reimbursed the Company based on the aggregate incremental cost associated with the personal use of the corporate owned aircraft, resulting in no disclosure of a personal benefit in the All Other Compensation column of the 2020 Summary Compensation Table. In the future, the Board has approved reimbursement based on the IRS’s Standard Industrial Fare Level (“SIFL”) formula. To the extent that corporate aircraft is used by Mr. Meslow for personal purposes in the future, the difference between the reimbursement amount and the aggregate incremental cost to the Company of providing this benefit will be disclosed in the All Other Compensation column of the Summary Compensation Table.
In addition, the Board approved a security program (the “Security Program”) that provided security services to Mr. Wexner and his family during his tenure as our CEO. The Security Program was for the benefit of the Company and was appropriate given the risks associated with Mr. Wexner’s position as the CEO and Chairman of the Board of L Brands. To verify that a bona fide Company oriented security concern existed and that the Security Program costs were reasonable and consistent with these concerns, the Security Program was reviewed by a third party. The Security Program required Mr. Wexner to use corporate provided aircraft, or private aircraft that was in compliance with the Security Program, whether the purpose of the travel was business or personal. The Security Program expired in connection with Mr. Wexner stepping down as CEO and Chairman of the Board of L Brands, and the associates who served as members of Mr. Wexner’s security team terminated employment with L Brands effective June 30, 2020.
The cost of security services which were not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft was used by Mr. Wexner during his tenure as CEO for personal purposes, he reimbursed the Company as noted above under the heading “—Compensation for NEOs—Limited Perquisites.”
Compensation Governance
Human Capital and Compensation Committee
Our programs, policies, practices and strategies relating to culture, talent, diversity and inclusion and executive compensation are overseen by the HCC Committee. All HCC Committee members are appointed by our Board and meet independence and other NYSE requirements. HCC Committee members are selected based on their knowledge and experience in human capital and compensation matters from both their professional experience and their roles on other boards.
As part of its self-evaluation process, the HCC Committee considers prevailing best practices and compliance with the highest governance standards. During fiscal 2020, the HCC Committee also continued to engage with the full Board to maximize its effectiveness. The role of the HCC Committee and information about its meetings are set forth in this proxy statement.
The HCC Committee participated in the preparation of this CD&A and recommended to the Board that it be included in this proxy statement.
The HCC Committee, together with the Company, also evaluates the Company’s compensation structure from the perspective of enterprise risk. The Company’s compensation structure includes risk mitigating factors such as a mix of pay that is balanced between long- and short-term, and fixed and variable payouts under the 2015 Plan, 2020 Plan and 2015 ICPP. Based on this evaluation, the HCC Committee believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.
The HCC Committee is governed by a charter which is available on our website at www.lb.com.
Committee Meetings and Delegation
Members of Company management, including our CEO and CFO, attend the HCC Committee meetings along with the Chief Human Resources Officer, who generally prepares meeting materials, and the Secretary, who records the minutes of the meeting. Members of Company management, including the CEO, do not play a role in recommending CEO compensation. The HCC Committee regularly meets in executive session without management present.

The HCC Committee may delegate its authority to subcommittees or the Chair of the HCC Committee. In accordance with its charter, the HCC Committee has delegated to our Vice President, Compensation, the authority to make stock awards under the provisions of the 2015 Plan and 2020 Plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.
Independent Compensation Consultant
As permitted by its charter, the HCC Committee retained Willis Towers Watson as its independent executive compensation consultant and has the sole authority to retain and terminate any independent executive compensation consultant.
The HCC Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for HCC Committee review. Specifically, the services the consultant provides include:
•	Assisting in evaluation of and providing recommendations for CEO and other NEO compensation;
•	Informing the HCC Committee of changing market practices;
•	Consulting on our executive compensation strategy and program design;
•	Analyzing the competitiveness of executive pay;
•	Assisting in the selection of our peer group; and
•	Assisting in the preparation and review of this disclosure.
In addition to the services provided at the request of the HCC Committee, a separate division of Willis Towers Watson provides a call center tracking system for which we pay quarterly software usage fees and provides compensation survey reports. For fiscal 2020, these fees totaled $128,304. The fees paid to Willis Towers Watson for its services to the HCC Committee in fiscal 2020 were $250,616. Total fees paid to Willis Towers Watson for the fiscal year were $378,920. The HCC Committee, in its sole discretion, engaged Willis Towers Watson; such engagement was not made or recommended by management. The HCC Committee did not participate in management’s decision to engage Willis Towers Watson for its call center tracking system. The HCC Committee has determined that the provision of this work by Willis Towers Watson is not material and does not impair the independence and objectivity of advice provided to the HCC Committee on executive compensation matters.
The HCC Committee reviews and approves the provision of additional services by Willis Towers Watson to the Company and evaluates the performance and independence of Willis Towers Watson, specifically considering independence factors identified by the NYSE listing rules. This evaluation includes a review of written representations from Willis Towers Watson confirming their independence. Based on its evaluation, the HCC Committee believes that there are no conflicts of interest that could impair Willis Towers Watson’s ability to provide independent, objective advice to the HCC Committee regarding executive compensation matters.
In addition to consulting provided by Willis Tower Watson, the HCC Committee engaged David Kollat, who served as the Chair of the HCC Committee until May 2019, as an advisor to the HCC Committee until May 2020. Dr. Kollat’s services included consulting related to CEO compensation and establishment of short-term, performance-based incentive compensation goals for the fiscal 2020 Spring season.
Tax Deductibility
Section 162(m) of the Code generally does not allow a tax deduction to public companies for compensation paid to certain executive officers that is more than $1 million during the tax year. Section 162(m) of the Code provided an exemption from this deduction limitation for compensation that qualified as “performance-based compensation.” However, as part of the Tax Cuts and Jobs Act of 2017, this exemption was repealed, effective for taxable years beginning after December 31, 2017, subject to transition relief for certain arrangements in place as of November 2, 2017. The Company intends to administer grandfathered compensation in accordance with the transition relief to the extent reasonably practicable. Going forward, non-grandfathered annual compensation in excess of $1 million for our covered senior executives will generally not be deductible. The HCC Committee continues to have the flexibility to pay non-deductible compensation if it believes it is in the best interests of the Company.

Recovery of Compensation
Under the 2015 ICPP, the 2015 Plan and the 2020 Plan, the HCC Committee has the power and authority to recover previously awarded bonuses or equity-based compensation or profits if (i) required by applicable law with respect to a participant, (ii) a participant engaged in fraudulent conduct or activities (or had knowledge of such conduct or activities) relating to the Company or (iii) a participant should have had knowledge of such conduct or activities based on his or her position, duties or responsibilities.
Tally Sheets
To assess the reasonableness of the compensation of our NEOs, the HCC Committee annually reviews all of the components of the NEOs’ compensation, including salary, short-term incentive compensation, realized and unrealized gains on stock options and RSUs, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation and supplemental executive retirement plan, and potential payouts under several potential severance and change-in-control scenarios. Based on this review, the HCC Committee concluded that compensation components individually and in aggregate are reasonable, encourage retention, incentivize performance and are in the best interests of the Company and its stockholders.
Conclusion

We are committed to aligning our executive compensation with our Company’s performance. In connection with the Company’s strong performance in fiscal 2020, our NEOs earned above-target short-term performance incentive payments according to the payout formulas established at the beginning of each six-month performance period without retroactive adjustment for the impact of the COVID-19 crisis on results. Long-term equity incentives were granted only to our CEO as a one-time incentive in connection with his promotion and to Ms. Rosen and Ms. Riley as hiring incentives in connection with their employment offers, and we did not otherwise grant annual equity awards to our NEOs during fiscal 2020. Substantially all of the long-term incentive to our CEO is subject to challenging performance requirements that will only be earned if the Company achieves rigorous growth, profitability and return metrics that provide incentive for a balance of growth and profitability, support the strategic direction of the Company, and alignment with stockholders.

In summary, there is alignment between our performance, our stockholders’ interests and our NEOs’ pay. Accordingly, we recommend stockholders vote FOR our executive compensation program as outlined in Proposal 3.

2020 Summary Compensation Table
The following table sets forth information concerning total compensation earned by or paid to our CEO, CFO and our three other most highly compensated NEOs during the fiscal year ended January 30, 2021.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Andrew M. Meslow Chief Executive Officer	2020	$1,183,462	$0	$12,330,555	$0	$4,489,428	$146,274	$345,220	$18,494,939

Stuart B. Burgdoerfer Executive Vice President, Chief Financial Officer, Interim Chief Executive Officer, VS NewCo	2020	1,068,462	0	0	0	3,009,636	100,128	241,317	4,419,543
	2019	900,000	0	1,260,644	238,495	1,114,884	89,235	303,913	3,907,171
	2018	900,000	0	1,748,530	117,737	1,411,578	79,008	260,080	4,516,933

James L. Bersani President, Real Estate	2020	763,077	250,000	0	0	1,594,880	197,626	191,420	2,997,003
	2019	794,231	0	1,120,586	211,995	770,784	180,374	233,514	3,311,484
	2018	766,923	0	1,775,448	98,009	923,523	164,461	202,717	3,931,081

Julie B. Rosen President, Bath & Body Works	2020	277,885	1,000,000	849,986	0	805,632	0	870	2,934,373

Deon N. Riley Chief Human Resources Officer, L Brands and Bath & Body Works	2020	54,808	0	749,996	0	720,000	0	209	1,525,013

Leslie H. Wexner Former Chief Executive Officer, Chairman Emeritus	2020	318,461	0	0	0	188,308	637,061	410,379	1,554,209
	2019	900,000	0	794,107	126,676	1,032,300	676,394	253,744	3,783,221
	2018	1,000,000	0	952,729	244,137	1,383,900	638,289	334,255	4,553,310

Charles C. McGuigan Former Chief Operating Officer, CEO/President, Mast Global	2020	575,000	0	0	0	3,332,160	156,266	1,073,439	5,136,865
	2019	1,300,000	0	1,820,925	344,496	1,610,388	139,555	428,769	5,644,133
	2018	1,300,000	0	2,059,168	169,926	2,038,946	123,879	369,008	6,060,927

Shelley M. Milano Former Chief Human Resources Officer, L Brands	2020	709,615	0	0	0	1,666,080	28,321	1,886,198	4,290,214
	2019	900,000	0	1,260,644	238,495	805,194	18,876	191,411	3,414,620
	2018	849,846	0	1,357,942	114,894	996,408	8,979	133,123	3,461,192
(1)
Performance-based incentive compensation bonuses are disclosed in this table in the “Non-Equity Incentive Plan Compensation” column. The bonus paid to Ms. Rosen was paid as a hiring incentive in connection with her employment offer. The bonus paid to Mr. Bersani was in recognition of his extraordinary efforts leading the Real Estate team during the COVID-19 pandemic, generating significant occupancy savings for the Company.

(2)
The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. PSUs granted to Mr. Meslow in fiscal 2020 include a specified market condition which can adjust the number of shares which vest under the award. The market condition compares total stockholder return to that of a designated peer group over the performance period. The award was valued using a Monte Carlo simulation model, which requires certain assumptions, including the risk-free interest rate, expected volatility and the estimated dividend yield. Assuming maximum achievement of performance conditions, the value of Mr. Meslow’s PSUs at the grant date was $16,584,000. Stock options are valued using the Black-Scholes option pricing model. See Note 19 to the Company’s financial statements filed in the 2020 10-K for the related assumptions for stock options granted during fiscal 2019 and 2018 and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Awards vest over time and, therefore, are not realizable on an annual basis, nor is the ultimate value determinable without reference to future performance.

(3)
Stock and option awards were granted to each NEO under the Company’s 2015 Plan and 2020 Plan. Awards are long-term compensation and generally vest over three to five years and are not realizable on an annual basis.

(4)
Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of adjusted operating income results. The following table illustrates the amount of the compensation which is paid in cash and voluntarily deferred:

	Paid in Cash ($)	Deferred Cash ($)	Total ($)
Mr. Meslow	$4,489,428	$0	$4,489,428
Mr. Burgdoerfer	3,002,098	7,538	3,009,636
Mr. Bersani	1,581,188	13,692	1,594,880
Ms. Rosen	795,286	10,346	805,632
Ms. Riley	709,154	10,846	720,000
Mr. Wexner	188,308	0	188,308
Mr. McGuigan	3,332,160	0	3,332,160
Ms. Milano	1,666,080	0	1,666,080
(5)
The Company does not sponsor a defined benefit retirement plan (tax-qualified or non-qualified). For fiscal 2020, the amounts shown represent the amount by which earnings on each NEO’s non-qualified plan balance at an annual effective rate of 4.23% exceed 120% of the applicable federal long-term rate at the time the rate was set in October 2019.

(6)	The following table details all other compensation paid to each NEO during our last fiscal year:
	Financial Planning Services Provided to Executive ($)	Incremental Company Cost to Provide Supplemental Life and Disability Insurance Coverage ($)	Company Contributions to the Executive’s Qualified and Non-Qualified Retirement Plan Account ($)	Severance Pay ($)	Retention Bonus ($)	Board of Director Retainer Paid in Stock ($)	Board of Director Retainer Paid in Cash ($)	Total ($)
Mr. Meslow	$0	$2,598	$342,622	$0	$0	$0	$0	$345,220
Mr. Burgdoerfer	0	2,664	238,653	0	0	0	0	241,317
Mr. Bersani	4,739	2,145	184,536	0	0	0	0	191,420
Ms. Rosen	0	870	0	0	0	0	0	870
Ms. Riley	0	209	0	0	0	0	0	209
Mr. Wexner	0	659	217,272	0	0	80,543	111,905	410,379
Mr. McGuigan	945	1,076	346,418	725,000	0	0	0	1,073,439
Ms. Milano	0	1,800	193,913	190,385	1,500,100	0	0	1,886,198

Grants of Plan-Based Awards for Fiscal 2020
The following table provides information relating to plan-based awards and opportunities granted to the NEOs during the fiscal year ended January 30, 2021.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Andrew M. Meslow	2/20/2020							64,048			$1,274,555
	5/14/2020				500,000	1,000,000	1,500,000				11,056,000
		$460,962	$2,304,808	$4,609,616
Stuart B. Burgdoerfer		410,400	2,052,000	4,104,000

James L. Bersani		224,000	1,120,000	2,240,000

Julie B. Rosen	9/8/2020							26,958			849,986
		195,500	977,500	1,955,000

Deon N. Riley	12/29/2020							19,952			749,996
		120,000	600,000	1,200,000
Leslie H. Wexner		750,000	1,500,000	3,000,000

Charles C. McGuigan		468,000	2,340,000	4,680,000

Shelley M. Milano		234,000	1,170,000	2,340,000
(1)
Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the 2015 ICPP for the fiscal 2020 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2020 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)
Equity Incentive Plan Awards were granted pursuant to the 2020 Plan. Awards granted to Mr. Meslow will vest at the end of the three-year performance period, with the number of shares to be awarded determined based on the Company’s achievement of (i) revenue growth during the three year performance period relative to peers and (ii) cumulative operating income as a percentage of cumulative sales, in each case as set forth under the heading —Compensation for NEOs—“Long-Term Equity Compensation.”

(3)
All Other Stock Awards were granted pursuant to the 2015 Plan for grant dates prior to May 14, 2020 and to the 2020 Plan for grant dates from May 14, 2020 on. Grant dates were established on the date the grants were approved by the HCC Committee. Awards vest 100% on the third anniversary of the grant, subject to continued employment.

(4)
The value of stock awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation for each award. RSUs and PSUs are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2020
The following table provides information relating to outstanding equity awards granted to the NEOs as of fiscal year end, January 30, 2021.
	Option Awards						Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Andrew M. Meslow	3/29/2013	6,707	0	0	41.88	3/29/2023
	3/31/2014	7,117	0	0	54.21	3/31/2024
	4/02/2015	5,757	0	0	91.17	4/02/2025
	3/31/2016	5,978	2,563(1)	0	87.81	3/31/2026
	3/31/2017	4,936	7,405(2)	0	47.10	3/31/2027
	3/21/2018	10,174	5,087(3)	0	39.42	3/21/2028
	3/28/2019	11,408	22,817(4)	0	27.94	3/28/2029
							3/31/2016	7,688(6)	313,363	0	0
							3/31/2017	22,215(7)	905,483	0	0
							3/21/2018	34,287(8)	1,397,538	0	0
							3/28/2019	61,068(9)	2,489,132	0	0
							2/20/2020	64,048(10)	2,610,596	0	0
							5/14/2020	0	0	1,000,000(11)	40,760,000

Stuart B. Burgdoerfer	3/31/2011	12,773	0	0	26.43	3/31/2021
	3/30/2012	17,329	0	0	41.54	3/30/2022
	3/29/2013	23,611	0	0	41.88	3/29/2023
	3/31/2014	22,797	0	0	54.21	3/31/2024
	4/02/2015	14,030	0	0	91.17	4/02/2025
	3/31/2016	5,978	2,563(1)	0	87.81	3/31/2026
	3/31/2017	5,732	8,599(2)	0	47.10	3/31/2027
	3/21/2018	3,519	14,080(5)	0	39.42	3/21/2028
	3/28/2019	12,884	25,770(4)	0	27.94	3/28/2029
							3/31/2016	0	0	9,396(12)	382,981
							3/31/2017	0	0	25,160(13)	1,025,522
							3/21/2018	0	0	14,079(14)	573,860
							4/25/2018	0	0	35,533(15)	1,448,325
							3/28/2019	19,327(9)	787,769	32,212(16)	1,312,961

James L. Bersani	3/30/2012	11,279	0	0	41.54	3/30/2022
	3/29/2013	11,638	0	0	41.88	3/29/2023
	3/31/2014	9,260	0	0	54.21	3/31/2024
	4/02/2015	5,757	0	0	91.17	4/02/2025
	3/31/2016	5,978	2,563(1)	0	87.81	3/31/2026
	3/31/2017	4,777	7,166(2)	0	47.10	3/31/2027
	3/21/2018	2,930	11,720(5)	0	39.42	3/21/2028
	3/28/2019	11,453	22,906(4)	0	27.94	3/28/2029
							3/31/2016	5,040(17)	205,430	0	0
							3/31/2017	21,496(18)	876,177	0	0
							3/21/2018	11,720(19)	477,707	0	0
							4/25/2018	39,030(20)	1,590,863	0	0
							3/28/2019	17,180(9)	700,257	28,633(16)	1,167,081

	Option Awards						Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Julie B. Rosen							9/28/2020	26,958(21)	1,098,808	0	0

Deon N. Riley							12/29/2020	19,952(22)	813,244	0	0

Leslie H. Wexner	1/31/2013	161,559	0	0	45.03	5/14/2021
	3/29/2013	55,129	0	0	41.88	5/14/2021
	1/30/2014	124,191	0	0	49.38	5/14/2021
	3/31/2014	42,585	0	0	54.21	5/14/2021
	1/28/2015	124,539	0	0	81.11	5/14/2021
	4/02/2015	26,325	0	0	91.17	5/14/2021
	1/27/2016	91,588	0	0	91.71	5/14/2021
	3/31/2016	19,132	0	0	87.81	5/14/2021
	1/25/2017	37,834	0	0	61.85	5/14/2021
	3/31/2017	9,554	0	0	47.10	5/14/2021
							1/27/2016	0	0	19,627(23)	799,997
							3/31/2016	0	0	3,189(24)	129,984
							1/25/2017	0	0	23,646(25)	963,811
							3/31/2017	0	0	5,175(24)	210,933
							1/30/2019	0	0	10,224(26)	416,730
							1/29/2020	0	0	2,100(27)	85,596

Charles C. McGuigan	3/31/2014	27,071	0	0	54.21	7/4/2021
	4/02/2015	20,566	0	0	91.17	7/4/2021
	3/31/2016	7,772	0	0	87.81	7/4/2021
	3/31/2017	8,280	0	0	47.10	7/4/2021
							3/31/2016	0	0	6,106(12)	248,881
							3/31/2017	0	0	15,791(13)	643,641
							3/21/2018	0	0	6,350(28)	258,826
							4/25/2018	0	0	10,956(29)	446,567
							3/28/2019	775(9)	31,589	19,387(30)	790,214

Shelley M. Milano	3/31/2016	5,381	0	0	87.81	11/7/2021
	3/31/2017	4,213	0	0	47.10	11/7/2021
	3/21/2018	2,759	0	0	39.42	11/7/2021
	5/16/2018	767	0	0	34.19	11/7/2021
	3/28/2019	12,884	0	0	27.94	11/7/2021
							3/31/2017	7,783	317,235(31)	0	0
							3/21/2018	4,369	178,080(32)	0	0
							5/16/2018	0	0	10,203(33)	415,874
							3/28/2019	10,200(9)	415,752	17,001(16)	692,961
(1)	Options vested 100% on March 31, 2021.
(2)	Options vested 50% on March 31, 2021 and vest 50% on March 31, 2022.
(3)	Options vested 100% on March 21, 2021.
(4)	Options vested 50% on March 28, 2021 and vest 50% on March 28, 2022.
(5)	Options vested 25% on March 21, 2021, vest 37.5% on March 21, 2022 and vest 37.5% on March 21, 2023.

(6)	Shares vested 100% on March 31, 2021.
(7)	Shares vested 50% on March 31, 2021 and vest 50% on March 31, 2022.
(8)	Shares vested 100% on March 21, 2021.
(9)	Shares vest 100% on March 28, 2022.
(10)	Shares vest 100% on February 20, 2023.
(11)	Subject to achievement of a performance condition, shares vest 40% on May 14, 2023, 30% on May 14, 2024 and 30% on May 14, 2025.
(12)	Subject to achievement of a performance condition, 100% of these shares vested on March 31, 2021.
(13)	Subject to achievement of a performance condition, shares vested 50% on March 31, 2021 and vest 50% on March 31, 2022.
(14)	Subject to achievement of a performance condition, shares vested 25% on March 21, 2021, vest 37.5% on March 21, 2022 and vest 37.5% on March 21, 2023.
(15)	Subject to achievement of a performance condition, shares vest 25% on April 25, 2021, 37.5% on April 25, 2022 and 37.5% on April 25, 2023.
(16)	Subject to achievement of a performance condition, 100% of these shares vest on March 28, 2022.
(17)	Shares vested on March 31, 2021.
(18)	Shares vested 50% on March 31, 2021 and vest 50% on March 31, 2022.
(19)	Shares vested 25% on March 21, 2021, vest 37.5% on March 21, 2022 and vest 37.5% on March 21, 2023.
(20)	Shares vest 25% on April 25, 2021, 37.5% on April 25, 2022 and 37.5% on April 25, 2023.
(21)	Shares vest 100% on September 28, 2023.
(22)	Shares vest 50% on December 29, 2021 and 50% on December 29, 2022.
(23)
The time-based vesting conditions for 100% of these shares vested on January 27, 2021. However, the performance-based vesting restrictions are still subject to review and approval by our HCC Committee.

(24)	Subject to achievement of a performance condition, 100% of these shares vested on March 31, 2021.
(25)
The time-based vesting conditions for 100% of these shares vested on January 25, 2021. However, the performance-based vesting restrictions are still subject to review and approval by our HCC Committee.

(26)
The time-based vesting conditions for 80% of these shares vested on January 30, 2021. However, the performance-based vesting restrictions are still subject to review and approval by our HCC Committee. Remaining shares vest 100% on January 30, 2022 and are also subject to achievement of a performance condition.

(27)	Subject to achievement of a performance condition, 100% of these shares vest on January 29, 2023.
(28)	Subject to achievement of a performance condition, 80% of these shares vested on March 30, 2021 and 20% on March 21, 2022.
(29)	Subject to achievement of a performance condition, 85.72% of these shares vest on April 25, 2021 and 14.28% on April 25, 2022.
(30)	Subject to achievement of a performance condition, 100% of these shares vest on March 28, 2023.
(31)	Shares vested 94.74% on March 31, 2021 and 5.26% on March 31, 2022.
(32)	Shares vested 63.15% on March 21, 2021 and 36.85% on March 21, 2022.
(33)	Subject to achievement of a performance condition, 70.59% of these shares vest on May 16, 2021 and 29.41% on May 16, 2022.

Option Exercises and Stock Vested Information for Fiscal 2020
The following table provides information relating to option awards exercised and RSU awards vested during the fiscal year ended January 30, 2021.
	Option Awards		Restricted Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Andrew M. Meslow	0	$0	21,427	$238,762
Stuart B. Burgdoerfer	0	0	27,606	292,624
James L. Bersani	28,373	101,411	28,925	311,275
Julie B. Rosen	0	0	0	0
Deon N. Riley	0	0	0	0
Leslie H. Wexner	0	0	117,668	1,277,193
Charles C. McGuigan	95,299	1,042,992	50,104	854,967
Shelley M. Milano	0	0	7,674	83,802
(1)	Option Award Value Realized is calculated based on the difference between the sale price and the option exercise price.
(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the RSUs vested.

Retirement and Other Post-Employment Benefits
Non-qualified Deferred Compensation for Fiscal 2020(1)
Name	Executive Contributions in Last Fiscal Year ($)(2)	Registrant Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last Fiscal Year End ($)(6)
Andrew M. Meslow	$183,218	314,138	309,370	0	7,739,824
Stuart B. Burgdoerfer	23,958	210,169	211,770	0	5,271,529
James L. Bersani	94,554	156,052	420,554	0	10,712,861
Julie B. Rosen	0	0	0	0	0
Deon N. Riley	0	0	0	0	0
Leslie H. Wexner	16,525	200,188	1,347,385	37,380,867	0
Charles C. McGuigan	36,807	317,934	330,502	0	8,222,681
Shelley M. Milano	105,009	165,429	59,899	0	1,534,122

(1)
Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the SRP (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s amended and restated 1993 Stock Option and Performance Incentive Plan (the “1993 Plan”), the Company's 2011 Stock Option and Performance Incentive Plan (the “2011 Plan”) and 2015 Plan. Executive Contributions and related matching Registrant Contributions represent 2020 calendar year deferrals and matches on incentive compensation payments earned based on performance for the Fall 2019 season, which was paid in March 2020, and for the Spring 2020 season, which was paid in August 2020.

(2)	All of the contributions are reported in the 2020 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.
(3)
Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than five years of service or 8% for five or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2020 Summary Compensation Table.

(4)	Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year.
The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate in the amount of $146,274, $100,128, $197,626, $637,061, $156,266 and $28,321 for Mr. Meslow, Mr. Burgdoerfer, Mr. Bersani, Mr. Wexner, Mr. McGuigan and Ms. Milano, respectively, is disclosed in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column of the 2020 Summary Compensation Table.
Amount includes dividends earned on deferred stock and RSU balances in the amount of $2,576 for Mr. Bersani. Dividends are reinvested into additional stock units based on the closing market price of Common Stock on the dividend payment date.
(5)
Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the SRP, the 1993 Plan, the 2011 Plan and the 2015 Plan are unfunded.

(6)
Balance includes the value of deferred stock and RSUs at calendar year-end in the amount of $354,713 for Mr. Bersani. Value is calculated based on a stock price of $40.76 per share of Common Stock on January 29, 2021. Balances for Mr. McGuigan and Ms. Milano will be paid out in 2021 in connection with their terminations of employment.

Estimated Post-Employment Payments and Benefits
We have entered into certain agreements with our NEOs that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company.
The following tables set forth the expected benefits to be received by each of the other NEOs in the event of termination resulting from various scenarios, assuming a termination date of January 30, 2021 and a stock price of $40.76, the price of our Common Stock on January 29, 2021. Each scenario relates to the single termination event described and amounts are not cumulative in situations where multiple scenarios may apply.
On February 4, 2021 the Company announced that Stuart B. Burgdoerfer had communicated to the Board his desire to retire as CFO of L Brands and Interim CEO of the Victoria’s Secret business. Mr. Burgdoerfer will remain in his CFO role through August 2021.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.
Andrew M. Meslow
	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	Signed Release ($)
Base Salary	$1,275,000	$2,550,000	$2,550,000	$0	$0	$0
Bonus(1)	0	2,358,750	6,738,052	0	0	0
Cash Retention(2)	0	0	497,608	0	0	0
Gain of Accelerated Stock Options(3)	0	0	299,331	299,331	299,331	0
Value of Pro-rated or Accelerated PSUs/RSUs(3)	0	9,862,738	48,476,113	48,476,113	48,476,113	0
Benefits and Perquisites(4)	37,003	46,761	46,761	2,017,488	566,118	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$1,312,003	$14,818,249	$58,607,865	$50,792,932	$49,341,562	$0
Stuart B. Burgdoerfer
	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$1,200,000	$2,400,000	$2,400,000	$0	$0	$0
Bonus(1)	0	2,160,000	4,124,520	0	0	0
Gain of Accelerated Stock Options(3)	0	0	349,239	349,239	349,239	0
Value of Pro-rated or Accelerated PSUs/RSUs(3)	0	3,097,842	5,531,417	5,531,417	5,531,417	306,352
Benefits and Perquisites(4)	30,974	37,717	37,717	2,017,488	545,860	17,488
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$1,230,974	$7,695,559	$12,442,893	$7,898,144	$6,426,516	$323,840
James L. Bersani
	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$800,000	$1,600,000	$1,600,000	$0	$0	$0
Bonus(1)	0	1,120,000	2,365,664	0	0	0
Gain of Accelerated Stock Options(3)	0	0	309,360	309,360	309,360	0
Value of Pro-rated or Accelerated PSUs/RSUs(3)	0	2,738,420	5,017,515	5,017,515	5,017,515	1,317,689
Benefits and Perquisites(4)	31,142	37,969	37,969	2,017,488	445,902	17,488
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$831,142	$5,496,389	$9,330,508	$7,344,363	$5,772,777	$1,335,177

Julie B. Rosen
	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$1,700,000	$1,700,000	$0	$0	$0
Bonus(1)	0	977,500	805,632	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated PSUs/RSUs(3)	0	122,076	1,098,808	1,098,808	1,098,808	0
Benefits and Perquisites(4)	13,116	42,011	42,011	1,713,116	455,433	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$13,116	$2,841,587	$3,646,451	$2,811,924	$1,554,241	$0
Deon N. Riley
	Involuntary Without Cause or Voluntary With Good Reason		Involuntary Without Cause following Change in Control ($)	Death ($)(5)	Disability ($)	Voluntary Resignation/ Retirement ($)
	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$1,500,000	$1,800,000	$0	$0	$0
Bonus(1)	0	600,000	720,000	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	0	0	0
Value of Pro-rated or Accelerated PSUs/RSUs(3)	0	33,872	813,244	813,244	813,244	0
Benefits and Perquisites(4)	13,116	41,920	41,920	1,513,116	429,217	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A
Total	$13,116	$2,175,792	$3,075,164	$2,326,360	$1,242,461	$0
(1)
Bonus amounts assumed at target. Under “Involuntary without Cause or Voluntary with Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the NEO would have received if he or she had remained employed with the Company for a period of one year after the termination date of January 30, 2021. Under an “Involuntary Without Cause following Change in Control” termination scenario, bonus payments will be equal to the sum of the last four seasonal bonus payments received.

(2)	Reflects the unpaid portion of cash retention bonus, pro-rated from the date of the agreement to termination date.
(3)
Reflects the value of unvested RSUs, PSUs at target and stock options that, subject to achievement of pre-established performance conditions, if applicable, would become vested based on the $40.76 fair market value of a share of Common Stock on the last trading day of the fiscal year (January 29, 2021).

(4)
Estimates for benefits and perquisites include the pro rata value of retirement plan contributions on earnings accrued up to the termination date and the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.

(5)
Generally, in the event of an NEO’s death, subject to the achievement of any underlying performance conditions, any time-vesting conditions are deemed satisfied. RSUs and PSUs awarded to our other NEOs continue to be subject to continued vesting based on performance (except for RSUs granted to Mr. Bersani in March and April of 2018, which are not subject to performance conditions).

Assumptions and Explanations of Numbers in Tables
The HCC Committee retains discretion to provide, and in the past has provided, additional benefits to NEOs upon termination or resignation if it determines the circumstances so warrant.
The tables do not include the payment of the aggregate balance of the NEO’s non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for Fiscal 2020 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements
As a condition to each NEO’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the NEO is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the NEO from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.
Termination Provisions—Definitions of Cause and Good Reason
The agreements for all NEOs contain customary definitions of cause and good reason. “Cause” generally means that (1) for Messrs. Meslow and Burgdoerfer, the NEO willfully failed to perform his duties with the Company (other than a failure resulting from the NEO’s incapacity due to physical or mental illness), or for our other NEOs, he or she was grossly negligent in the performance of his or her duties with the Company; (2) the NEO has pled “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) the NEO engaged in misconduct in bad faith (or, in Messrs. Meslow and Burgdoerfer’s case “willful misconduct”) which could reasonably be expected to materially harm the Company’s business or its reputation.
In addition, Messrs. Meslow and Burgdoerfer and Mses. Riley and Rosen have the right to resign for “Good Reason” in case of certain events. “Good Reason” generally means (1) for Mr. Meslow, the failure to continue as CEO of the Company (or, in the event of a change in control, the resulting ultimate parent company) and, for Mr. Burgdoerfer and Mses. Riley and Rosen, the NEO’s failure to continue in a capacity originally contemplated in the NEO’s agreement; (2) the assignment to the NEO of any duties materially inconsistent with the NEO’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her agreement or, for Mr. Meslow, the assignment to another person of duties that would typically be performed by the CEO of the Company (or, in the event of a change in control, the resulting ultimate parent company); (3) a material reduction of or a delay in payment of the NEO’s total cash compensation and benefits from those required to be provided or, for Mr. Meslow, a breach by the Company of his employment agreement or any RSU award agreement or other equity agreement; (4) the requirement that, for Mr. Burgdoerfer and Mses. Riley and Rosen, the NEO be based outside of Columbus, Ohio, or, for Mr. Meslow, the requirement that the NEO be based outside of the United States, in each case other than for travel that is reasonably required to carry out the NEO’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the agreement by a successor.
Payments Upon a Termination in Connection with a Change in Control
A “Change in Control” of the Company will be deemed to have occurred upon the first of any of the following events to occur:
(a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;
(b)
during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (and any new director, whose election by the Board or nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason to constitute a majority of directors then constituting the Board;

(c)
a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock are beneficially owned by individuals and entities who owned Common Stock just prior to such reorganization, merger or consolidation; or

(d)	the consummation of a complete liquidation or dissolution of the Company.
Participants in the 2015 Plan and the 2020 Plan receive accelerated vesting of equity awards upon a Change in Control in the event of the participant’s termination of employment (other than for Cause) within 24 months of the Change in Control (“double trigger” vesting).

No Tax Gross-up
In the event of a termination following a Change in Control, none of our NEOs are entitled to reimbursement or gross-up for any excise taxes that may be imposed under Section 280G of the Code.
Executive Summary

We are committed to aligning our executive compensation with our Company’s performance. In connection with the Company’s strong performance in fiscal 2020, our CEO earned above-target short-term performance incentive payments according to the payout formulas established at the beginning of each six-month performance period without retroactive adjustment for the impact of the COVID-19 crisis on results. Long-term equity incentives were granted to our CEO as a one-time incentive in connection with his promotion during 2020. Substantially all of the long-term incentive is subject to challenging performance requirements that will only be earned if the Company achieves rigorous growth, profitability and return metrics that provide incentive for a balance of growth and profitability, support the strategic direction of the Company, and alignment with stockholders.

 In summary, there is alignment between our performance, our stockholders’ interests and our CEO’s pay. Accordingly, we recommend stockholders vote FOR our executive compensation program as outlined in Proposal 3.

Fiscal 2020 Director Compensation
The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2020(1).
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Patricia S. Bellinger	$100,422	$134,406	$234,828
E. Gordon Gee(4)	0	38,032	38,032
Donna A. James	101,707	134,406	236,113
Michael G. Morris	120,745	146,909	267,654
Sarah E. Nash(5)(6)	272,970	449,406	722,376
Robert H. Schottenstein	100,498	134,406	234,904
Anne Sheehan	109,420	146,909	256,328
Stephen D. Steinour	114,516	134,406	248,922
Allan R. Tessler(4)(5)	75,000	47,936	122,936
Abigail S. Wexner	84,832	111,905	196,737
Leslie H. Wexner(4)	80,543	111,905	192,449
Raymond Zimmerman(4)	0	38,032	38,032
(1)
Directors who are also associates receive no additional compensation for their service as directors. Our current Board’s compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

(2)
Directors receive an annual cash retainer of $111,900; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and HCC Committees and Special Committee on Stockholder Litigation and $10,000 for all other committee memberships; the Audit Committee and Special Committee on Stockholder Litigation Chairs receive an additional $20,000; the HCC Committee Chair and the Nominating & Governance Committee Chair each receive an additional $15,000; and other committee Chairs receive an additional $10,000; and the lead independent director received an additional cash retainer of $15,000 and the Board Chair receives an additional cash retainer of $80,000. Cash compensation was suspended for the first quarter of 2020 in connection with store closures and the COVID-19 crisis.

(3)
Directors receive an annual stock retainer worth $111,900; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and HCC Committees and worth $10,000 for other committee memberships; and the lead independent director received an additional stock retainer of $15,000. Stock retainers were granted under the 2015 Plan. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation—Stock Compensation, for each award. See Note 19 to the Company’s financial statements filed in the 2020 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

(4)
Effective May 14, 2020, Dr. Gee, Mr. Tessler and Mr. Zimmerman retired from the Board and in connection with his retirement as CEO, Mr. Wexner became a non-executive Board member as Chairman Emeritus. Stock and cash payments have been pro-rated based on the number of days of Board service. Mr. Tessler was the lead independent director prior to his retirement from the Board.

(5)
Ms. Nash and Mr. Tessler each received cash payments of an additional $75,000 in connection with their significant contributions to work on the agreement with Sycamore Partners for the sale of 55% of the VS NewCo business.

(6)
In recognition of Ms. Nash’s extraordinary commitment of time and effort following her appointment.as non-executive Chair of the Board, Ms. Nash was granted a stock award with a value of $225,000 that vests 30% after each of the one and two year anniversaries of the grant and 40% after three years, subject to continued service. Beginning in fiscal 2021, the Board determined that Ms. Nash’s total compensation for her service as non-executive Chair will be $700,000, with 50% paid in cash and 50% paid in stock.

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT
The HCC Committee of the Board is composed of three directors who are independent, as defined under the NYSE listing standards. Additionally, each member of the HCC Committee is a “non-employee director” within the meaning of Section 16b-3 under the Securities Exchange Act of 1934. The HCC Committee reviews the CD&A on behalf of the Board.
The HCC Committee has reviewed and discussed the CD&A with management, and based on the review and discussions, the HCC Committee recommended to the Board that the CD&A be included in the 2020 10-K and the Company’s proxy statement.
Human Capital and Compensation Committee

Michael G. Morris, Chair
Patricia Bellinger
Robert H. Schottenstein

2020 PAY RATIO DISCLOSURE
Pay Ratio
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for fiscal 2020:
•	the median of the annual total compensation of all our employees (except our CEO) was $9,876;
•	the annual total compensation of our CEO was $18,494,939; and
•	the ratio of these two amounts is 1,873 to 1. We believe that this ratio is calculated in a manner consistent with the requirements of the Pay Ratio Rule.
Methodology for Identifying Our “Median Employee”
Identifying and Adjusting our Employee Population
To identify the median of the annual total compensation of all of our employees (other than our CEO), we identified our total employee population as of January 30, 2021, the last day in our fiscal year. Our employee population consisted of full-time, part-time, seasonal and temporary employees globally.
Determining our Median Employee
To identify our median employee, we calculated the cash compensation paid during the fiscal year for the employee population, annualizing the cash compensation of any permanent employee who joined the Company during the fiscal year. We identified the median compensation amount using this compensation measure which was consistently applied to all our employees in the calculation. We then selected a reasonably representative employee with total compensation equal to the median compensation amount as our “median employee.”
Using the methodologies described above, we determined that our median employee was a part-time, hourly employee. The total compensation of the median employee was $9,876.
Determination of Annual Total Compensation of our Median Employee and our CEO
Once we identified our median employee, we then calculated such employee’s annual total compensation for 2020 using the same methodology we used for purposes of determining the annual compensation of our NEOs for 2020.
Our CEO’s annual total compensation for 2020 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2020 Summary Compensation Table.
The Commission’s rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. Our median employee worked approximately 15 hours per week during fiscal 2020. If the total compensation per hour earned by the median employee was extrapolated to full-time employment, median compensation would be approximately $26,500 and the ratio would be 698 to 1.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT
The following table shows certain information about the securities ownership of all directors of the Company, the executive officers of the Company named in the “2020 Summary Compensation Table” above and all directors and executive officers of the Company as a group.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Patricia S. Bellinger	24,248(d)	*
James Bersani	211,022(c)(e)	*
Stuart B. Burgdoerfer	200,472(c)	*
Donna A. James	78,717(d)	*
Francis A. Hondal	0	*
Danielle Lee	0	*
Charles C. McGuigan	186,852(c)(g)	*
Andrew M. Meslow	191,766(c)	*
Shelley B. Milano	75,560(c)	*
Michael G. Morris	30,187(d)	*
Sarah E. Nash	26,735(d)	*
Deon N. Riley	0	*
Julie B. Rosen	0	*
Robert H. Schottenstein	28,843(d)(i)	*
Anne Sheehan	12,524(d)	*
Stephen D. Steinour	29,439(d)	*
Abigail S. Wexner	15,293,575(f)	5.49%
Leslie H. Wexner	44,299,816(c)(g)(h)	15.91%
All directors and executive officers as a group	45,395,181(c)-(i)	16.31%
*	Less than 1%
(a)
Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of January 30, 2021.
(c)
Includes the following number of shares issuable within 60 days of January 30, 2021, upon the exercise or vesting of outstanding stock awards: Mr. Bersani, 102,320; Mr. Burgdoerfer, 141,920; Mr. McGuigan, 63,689; Mr. Meslow, 127,919; Ms. Milano, 26,004; Mr. Wexner, 692,436; and all directors and executive officers as a group, 1,590,136.

(d)
Includes the following number of deferred stock units credited to directors’ accounts under the Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Ms. Bellinger, 24,248; Ms. James, 56,979; Mr. Morris, 20,077; Ms. Nash, 26,735; Mr. Schottenstein, 24,343; Ms. Sheehan, 11,839; Mr. Steinour, 6,614; and all directors as a group, 170,835. Mr. Morris has elected to receive pay-out of his deferred stock units over three years, and his total represents 1/3 of the units which he would be owed upon his termination from the Board. Mr. Steinour has elected to receive pay-out of his deferred stock units over five years, and his total represents 1/5 of the units which he would be owed upon his termination from the Board.

(e)
Includes the following number of deferred stock units credited to executives’ accounts under the 1993 Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Mr. Bersani, 8,702.

(f)
Excludes 29,006,241 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 127,567 shares held by The Linden East Trust; 2,081,741 shares held by The Wexner Family Charitable Fund; 191,515 shares held by The Beech Trust; 352,941 shares held by The Linden East II Trust; 352,941 shares held by The Linden West II Trust; 343,166 shares held by Pine Trust; 343,166 shares held by Willow Trust; 343,166 shares held by Cedar Trust; and 343,166 shares held by Rose Trust. Mrs. Wexner shares voting and investment power with Mr. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund, The Beech Trust, The Linden East II Trust, The Linden West II Trust, Pine Trust, Willow Trust, Cedar Trust and Rose Trust, and shares voting and investment power with Dennis Hersch with respect to shares held by The Linden East Trust and The Linden East II Trust. Includes 10,814,206 shares directly owned by Mrs. Wexner.

(g)
Includes the following number of shares held in the Savings and Retirement Plan (as of January 30, 2021), over which Messrs. McGuigan and Wexner have investment but not voting power: Mr. McGuigan, 5,128; and Mr. Wexner, 1,945,002.

(h)
Includes 127,567 shares held by The Linden East Trust; 6,111,181 shares held by The Linden West Trust; 2,081,741 shares held by The Wexner Family Charitable Fund; 191,515 shares held by The Beech Trust; 352,941 shares held by The Linden East II Trust; 352,941 shares held by The Linden West II Trust; 343,166 shares held by Pine Trust; 343,166 shares held by Willow Trust; 343,166 shares held by Cedar Trust; and 343,166 shares held by Rose Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Linden East Trust, The Wexner Family Charitable Fund, The Beech Trust, The Linden East II Trust, The Linden West II Trust, Pine Trust, Willow Trust, Cedar Trust and Rose Trust, and shares voting and investment power with Dennis Hersch with respect to the shares held by The Linden East Trust and The Linden West Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 10,814,206 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 15,365,014 shares directly owned by Mr. Wexner.

(i)
Includes 2,500 shares held by the Frances Schottenstein 2010 Irrevocable Trust, for which Mr. Schottenstein is co-trustee and shares voting and investment power; and 2,000 shares held by the Irving Schottenstein Marital Trust 2, for which Mr. Schottenstein is co-trustee and has sole voting and investment power. Mr. Schottenstein has a financial interest in 500 of the foregoing shares held by the Irving Schottenstein Marital Trust 2.

DELINQUENT SECTION 16(A) REPORTS
The Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2020 our executive officers, directors and greater than 10% beneficial owners complied with these filing requirements, other than Ms. Sheehan who was late in filing one Form 4 regarding one transaction.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.
Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner(1) Three Limited Parkway P.O. Box 16000 Columbus, OH 43230	44,299,816	15.91%

Lone Pine Capital LLC, David F. Craver, Brian F. Doherty, Mala Gaonkar, Kelly A. Granat, Stephen F. Mandel, Jr. and Kerry A. Tyler(2) Two Greenwich Plaza Greenwich, CT 06830	26,265,094	9.4%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	23,127,478	8.32%

Melvin Capital Management LP(4) 535 Madison Avenue, 22nd Floor New York, NY 10022	20,913,640	7.5%

Egerton Capital (UK) LLP(5) 5 Stratton Street London, W1J 8LA, United Kingdom	15,819,746	5.7%

Abigail S. Wexner(6) Three Limited Parkway P.O. Box 16000 Columbus, OH 43230	15,293,575	5.49%
(1)	As of January 30, 2021. For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on page 52.
(2)
As of December 31, 2020, based solely on information set forth in the Schedule 13G/A filed February 16, 2021 by Lone Pine Capital LLC, David F. Craver, Brian F. Doherty, Mala Gaonkar, Kelly A. Granat, Stephen F. Mandel, Jr. and Kerry A. Tyler (each, a “Lone Pine Reporting Person”), each Lone Pine Reporting Person has shared dispositive power over 26,265,094 shares and shared voting power over 26,265,094 shares.

(3)
As of December 31, 2020, based solely on information set forth in the Schedule 13G/A filed February 10, 2021 by The Vanguard Group, The Vanguard Group has sole dispositive power over 22,292,258 shares and sole voting power over 0 shares, and has shared dispositive power over 835,220 shares and shared voting power over 319,199 shares.

(4)
As of December 31, 2020, based solely on information set forth in the Schedule 13G/A filed February 16, 2021 by Melvin Capital Management LP, Melvin Capital Management LP has shared dispositive power over 20,913,640 shares and shared voting power over 20,913,640 shares.

(5)
As of December 31, 2020, based solely on information set forth in the Schedule 13G filed February 10, 2021 by Egerton Capital (UK) LLP, Egerton Capital (UK) LLP has sole dispositive power over 15,819,746 shares and sole voting power over 15,819,746 shares.

(6)	As of January 30, 2021. For a description of Mrs. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on page 52.

REPORT OF THE AUDIT COMMITTEE
As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function.
It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.
We have reviewed and discussed L Brands’ audited financial statements as of and for the year ended January 30, 2021 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.
We have also discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Commission. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.
Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that L Brands’ audited financial statements be included in our 2020 10-K for filing with the Commission.
We have appointed Ernst & Young LLP as L Brands’ independent registered public accountants.
Audit Committee
Stephen D. Steinour, Chair
Donna A. James
Michael G. Morris
Anne Sheehan

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
During our 2020 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended January 30, 2021. The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.
Audit Fees
The aggregate audit fees payable to Ernst &Young LLP for fiscal years 2020 and 2019 were approximately $6,790,000 and $5,080,000, respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting, fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements and fees for audit services in connection with the potential sale or spin-off of VS NewCo.
Audit Related Fees
The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for fiscal years 2020 and 2019 were approximately $367,000 and $319,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.
Tax Fees
The aggregate fees for tax services rendered by Ernst & Young LLP for fiscal years 2020 and 2019 were approximately $151,000 and $199,000, respectively. Tax fees include tax compliance and advisory services.
All Other Fees
No fees for other services were paid to Ernst & Young LLP for fiscal years 2020 and 2019.
Pre-approval Policies and Procedures
The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS
The Board knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.
STOCKHOLDER PROPOSALS FOR NEXT YEAR
Stockholder Proposals Pursuant to Rule 14a-8
Proposals submitted for inclusion in the proxy statement for the 2022 annual meeting must be received by the Secretary of the Company at our principal executive offices on or before December 10, 2021.
Stockholder Director Nominations for Inclusion in 2022 Proxy Statement
Written notice of stockholder nominations of persons for election as a director at the 2022 annual meeting that are to be included in our proxy statement for the 2022 annual meeting pursuant to the proxy access provisions in Section 2.05 of our Bylaws must be received by the Secretary of the Company at our principal executive offices no earlier than November 10, 2021 and no later than December 10, 2021. The notice must contain the information required by our Bylaws.
Other Stockholder Proposals
If a stockholder intends to present a proposal or nominate a person for election as a director at the 2022 annual meeting other than as described above, the stockholder must comply with the requirements set forth in Section 2.04 of our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 19, 2022 and no later than March 21, 2022. The notice must contain the information required by our Bylaws.
SOLICITATION EXPENSES
We are soliciting this proxy on behalf of our Board and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile, email and personal solicitation, in addition to the use of the mail. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.
By Order of the Board of Directors,

/s/ Sarah E. Nash

Sarah E. Nash Chair of the Board

L BRANDS, INC.
ATTENTION: INVESTOR RELATIONS
P.O. BOX 16000
THREE LIMITED PARKWAY
COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 19, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

For comments and/or address changes, please send them via e-mail to: investorrelations@lb.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D36062-P51241

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

L BRANDS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Patricia S. Bellinger	☐	☐	☐
1b. Donna A. James	☐	☐	☐
1c. Francis A. Hondal	☐	☐	☐
1d. Danielle Lee	☐	☐	☐
1e. Andrew M. Meslow	☐	☐	☐
1f. Michael G. Morris	☐	☐	☐
1g. Sarah E. Nash	☐	☐	☐
1h. Robert H. Schottenstein	☐	☐	☐
1i. Anne Sheehan	☐	☐	☐
1j. Stephen D. Steinour	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of independent registered public accountants	☐	☐	☐
3. Advisory vote to approve named executive officer compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:	**For**	**Against**	**Abstain**
4. Stockholder proposal regarding stockholder action by written consent.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Annual Report & Proxy Statement are available at www.proxyvote.com.

D36063-P51241

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 20, 2021 10:30 AM

The undersigned hereby appoints Andrew M. Meslow and Stuart B. Burgdoerfer, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of L Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at Three Limited Parkway Columbus, Ohio 43230 on May 20, 2021 at 10:30 AM, Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.

(Continued and to be signed on reverse side)